                          AGREEMENT AND PLAN OF MERGER

         This AGREEMENT AND PLAN OF MERGER (this "Agreement"), is entered into as of December 31, 2001 by and among SPECTRX, INC., a Delaware corporation ("Parent"), SM MERGER SUB, INC., a Delaware corporation ("Sub"), STERLING MEDIVATIONS, INC., a Delaware corporation (the "Company"), and, to the extent provided expressly herein, certain stockholders of the Company whose names appear on the signature pages of this Agreement , (the "Major Stockholders"). Parent, Sub, Company and Major Stockholders are referred to collectively as the "Parties." Sub and the Company are sometimes collectively referred to as the "Constituent Corporations."

                              W I T N E S S E T H:

         WHEREAS, Sub is a wholly-owned subsidiary of Parent; and

         WHEREAS, the Boards of Directors of Parent, Sub and the Company have approved this Agreement and deem it advisable and in the best interests of each corporation and its respective stockholders to enter into this Agreement and the other agreements contemplated herein and consummate the transactions contemplated hereby and thereby;

         WHEREAS, the holders of the Company Stock (the "Stockholders") have approved the transactions contemplated by this Agreement; and

         WHEREAS, the Company has appointed Joel Douglas and Marc Branson (the "Stockholder Representatives") to represent the Stockholders relative to an Escrow Agreement and certain other matters, as further described herein;

         NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein, the Parties hereby agree as follows:

                                   ARTICLE 1

                                   DEFINITIONS

         As used herein, the terms set forth in this Article 1 shall have the meanings set forth therein unless the context otherwise requires and such terms shall be equally applicable to the singular and plural terms defined.

         "Accounting Firm" has the meaning set forth in Section 2.5(b) hereof.

         "Accredited Investor" has the meaning and qualifications set forth in Regulation D promulgated under the Securities Act.

         "Additional Amount" means the excess of the Preliminary Current Items over the Preliminary Unpaid Deal Expenses, but in no event shall exceed $615,365.

         "Adverse Proposal" has the meaning set forth in Section 6.13(a) hereof.

         "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act.

         "Affiliated Group" means any affiliated group within the meaning of Code ss.1504(a) or any similar group defined under a similar provision of state, local or foreign law.

         "Aggregate Common Stockholders Percentage Interest" has the meaning set forth in Section 2.2(c)(i) hereof.

         "Aggregate Optionees Percentage Interest" has the meaning set forth in
Section 2.2(c)(ii) hereof.

         "Aggregate Preferred Stockholders Percentage Interest" has the meaning set forth in Section 2.2(c)(i) hereof.

         "Aggregate Stockholders Percentage Interest" has the meaning set forth in Section 2.8(b) hereof.

         "Agreement" has the meaning set forth in the preface above.

         "Associate" used to indicate a relationship with any Person means: (i) any corporation, partnership, joint venture or other entity of which such Person is an officer or partner or is, directly or indirectly, through one or more intermediaries, the beneficial owner of thirty percent (30%) or more of: (1) any class or type of equity securities or other profits interest; or (2) the combined voting power of interests ordinarily entitled to vote for management or otherwise; and (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity.

         "Assumed Option" has the meaning set forth in Section 2.2(c)(ii) hereof.

         "Audited Financial Statements" has the meaning set forth in Section 3.4 hereof.

         "Benefit Arrangement" shall mean any employment, severance or similar contract, or any other contract, plan, policy or arrangement (whether or not written) providing for compensation, bonus, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including without limitation self-insured arrangement), health or medical benefits, disability benefits, severance benefits and post-employment or retirement benefits (including without limitation compensation, pension, health, medical or life insurance benefits), other than the Employee Benefit Plans, that is maintained, administered or contributed to by the employer and covers any employee or former employee of the employer.

         "Business Day" shall mean any day excluding Saturday, Sunday and any day which is a legal holiday under federal law or on which banks are generally closed in Atlanta, Georgia.

         "Cash Budget" has the meaning set forth in Section 6.10(a) hereof.

         "Cash Flow" for any period is defined as the aggregate of cash flows provided by/used in operations activities and cash flows provided by/used in investing activities, as taken directly from the statement of cash flows for the Product Line, subject to an adjustment to limit the amount of cash flows provided by/used in accounts receivable to a maximum of 30 days' sales, prepared on a stand-alone basis in accordance with GAAP consistently applied.

         "Certificate of Merger" has the meaning set forth in Section 2.1(c)(ii) hereof.

         "Claims" shall mean any and all claims, demands, complaints, suits, proceedings, actions or causes of action of any kind or character whatsoever, known or unknown, fixed or contingent, suspected or unsuspected, direct or indirect, however arising, whether at law or in equity, or pursuant to administrative rule or regulation or otherwise.

         "Closing" has the meaning set forth in Section 2.1(c)(i) hereof.

         "Closing Date" has the meaning set forth in Section 2.1(c) (i) hereof.

         "Closing Date Balance Sheet" has the meaning set forth in Section 2.5(a) hereof.

         "Closing Date Deadline" has the meaning set forth in Section 9.1(b) hereof.

         "Closing Date Current Items" has the meaning set forth in Section 2.5(a) hereof.

         "Closing Date Unpaid Deal Expenses" has the meaning set forth in
Section 2.5(a) hereof.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Company" has the meaning set forth in the preface above.

         "Company Agreement" has the meaning set forth in Section 3.14 hereof.

         "Company Common Stock" means the $0.001 par value authorized shares of common stock of the Company.

         "Company Financial Statements" has the meaning set forth in Section 3.5 hereof.

         "Company Preferred Stock" means the $0.001 par value authorized shares of series A convertible preferred stock of the Company.

         "Company Stock" means the Company Common Stock and the Company Preferred Stock.

         "Confidential Information" means all information concerning a given Party obtained by another Party in connection with the transactions contemplated by this Agreement, including, without limitation, ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, information relating to sales records, profit and performance reports, sales and training manuals, selling and pricing procedures, financing methods, the special demands of particular customers, the current and anticipated demands of particular customers, specifications of any new products or services under development, and any other such information treated by the Party providing the Confidential Information as being confidential or labeled "Confidential," as well as all physical embodiments of any of the foregoing, except information (i) ascertainable or obtained from public information; (ii) received from a third party not employed by or otherwise affiliated with the Party providing such Confidential Information; or (iii) which is or becomes known to the public other than through a breach by the receiving Party any of the receiving Party's representatives of this Agreement.

         "Consent" means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including but not limited to any Governmental Authority.

         "Consideration" has the meaning set forth in Section 2.2(c) hereof and consists of the Entire Stockholder Consideration and the Option Shares.

         "Constituent Corporations" has the meaning set forth in the preface above.

         "Controlled Group of Corporations" has the meaning set forth in Code ss.1563.

         "Cumulative Cash Funding" has the meaning set forth in Section 6.12(d).

         "Deal Expenses" has the meaning set forth in Section 12.1 hereof.

         "Delivery Market Value" with respect to shares of Parent Common Stock, means the average closing price for the fifteen (15) days prior to Parent's delivery of the Earnout Shares on which Parent Common Stock is traded on the Nasdaq National Market.

         "Earnout Shares" has the meaning set forth in Section 2.2(c)(i) hereof.

         "Effective Time" has the meaning set forth in Section 2.1(c)(ii) hereof.

         "Employee Benefit Plan" means any plan or arrangement as defined in
Section 3(3) of ERISA, that (a) is subject to any provision of ERISA, (b) is maintained, administered or contributed to by the employer and (c) covers any employee or former employee of the employer.

         "Employee Covenants Agreement" has the meaning set forth in Section 7.8 hereof.

         "Employment Agreement" has the meaning set forth in Section 7.7 hereof.

         "Employment and Labor Agreement" has the meaning set forth in Section
3.15 hereof.

         "Entire Stockholder Consideration" has the meaning set forth in Section 2.3(a) hereof.

         "Environmental, Health and Safety Requirements" shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Escrow Agreement" has the meaning set forth in Section 2.3(a)hereof.

         "Escrow Shares" has the meaning set forth in Section 2.3(a) hereof.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Fair Market Value" has the meaning set forth in the Escrow Agreement as in effect on the Closing Date.

         "FDA" means the United States Food and Drug Administration.

         "Fiduciary" has the meaning set forth in ERISA ss.3(21).

         "Final Addition" has the meaning set forth in Section 2.6(b) hereof.

         "Final Deficiency" has the meaning set forth in Section 2.6(a) hereof.

         "Final Determination" has the meaning set forth in Section 2.5(c) hereof.

         "Final Excess" has the meaning set forth in Section 2.6(b) hereof.

         "Final Reduction" has the meaning set forth in Section 2.6(a) hereof.

         "GAAP" means accounting principles generally accepted in the United States as in effect from time to time.

         "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative function of or pertaining to government, including without limitation, any government authority, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof, and any tribunal or arbitrator of competent jurisdiction and any self-regulatory organization.

         "Governmental Approval" means any Consent of, with or to any Governmental Authority.

         "Gross Shares" shall mean the total number of shares of Parent Common Stock other than Earnout Shares into which the Company Preferred Stock and the Company Common Stock are converted into the right to receive pursuant to Section 2.2(c)(i) hereof, which number shall be adjusted if between the date hereof and the Effective Time, the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, stock dividend, stock combination, exchange of shares, readjustment or otherwise.

         "Hazardous Substance" means, without limitation, oil and other petroleum products, explosives, radioactive materials and related and similar materials, and any other substance or material defined as a hazardous, toxic or polluting substance or material by any federal, state or local law, ordinance, rule or regulation, including asbestos and asbestos-containing materials.

         "Improvements" has the meaning set forth in Section 3.8(a) hereof.

         "Individual Optionee's Percentage Interest" has the meaning set forth in Section 2.2(c)(ii)(x) hereof.

         "Individual Stockholder's Percentage Interest" has the meaning set forth in Section 2.2(c)(i).

         "Initial Products" means the Company's currently anticipated initial product line consisting of soft and QD catheters.

         "Insider" shall mean the Stockholders, any director or officer of the Company, and any Affiliate, Associate or Relative of any of the foregoing persons.

         "Intellectual Property Rights" means all rights used by the Company in any of the following: all domestic and foreign trademarks, logotypes, service marks, certification marks, trade names, assumed names, and all other indications of origin and the goodwill associated with the foregoing, together with all applications and registrations for any of the foregoing: all copyrights and registrations and applications therefor; all patents and patent applications, including any extension, modification, renewal, reissue, division, continuation or continuation in part thereof; all inventions, discoveries and ideas, whether patentable or not; all Internet domain names; all customer lists, supplier lists, technical expertise, applications, production methods, know-how, formulas, processes, designs, proprietary information, trade secrets, confidential information and other similar intangible assets.

         "IRS" shall mean the Internal Revenue Service.

         "Judgment" has the meaning set forth in Section 3.7 hereof.

         "Leased Real Property" has the meaning set forth in Section 3.8(b) hereof.

         "Legal Requirements" means all laws, ordinances, codes, rules, regulations, standards, judgments and other requirements of all governmental, administrative or judicial entities.

         "Licenses" shall mean all franchises and any amendments thereto, new or renewal franchise applications, authorizations ordinances, permits, licenses, certificates, variances, exemptions, sublicenses, consents, orders, approvals (including approvals of tariffs and rate schedules), applications and agreements and similar documents from Governmental Authorities .

         "Liens" shall mean any mortgages, pledges, title defects or objections, liens, claims, security interests, conditions and installment sale agreements, encumbrances or charges of any kind.

         "Liquidation Preference Shares" shall mean that number of shares of Parent Common Stock equal to a fraction, the numerator of which is the number of all outstanding shares of Company Preferred Stock multiplied by one dollar ($1.00) and the denominator of which is $7.29.

         "Losses" has the meaning set forth in Section 10.1(b) hereof.

         "Market Value" with respect to shares of Parent Common Stock, means the average closing price for the fifteen (15) days prior to Closing on which Parent Common Stock is traded on the Nasdaq National Market.

         "Material Adverse Effect" means any change or effect that is materially adverse to the business, assets, results of operations or financial condition of the Company, taken as a whole.

         "Major Stockholders" has the meaning set forth in the preface hereto.

         "Major Stockholders Shares" has the meaning set forth in Section 6.13(a) hereof.

         "Merger" has the meaning set forth in Section 2.1(a) hereof.

         "Multiemployer Plan" has the meaning set forth in ERISA ss.3(37).

         "NLRB" has the meaning set forth in Section 3.15(c) hereof.

         "Option Earnout Shares" has the meaning set forth in Section 2.8(b) hereof.

         "Option Shares" has the meaning set forth in Section 2.2(c)(ii) hereof.

         "Optionee" means a holder of a Stock Option.

         "Optionee's Percentage Interest" has the meaning set forth in Section 2.2(c)(ii)(x) hereof.

         "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including quantity and frequency).

         "Parent" has the meaning set forth in the preface above.

         "Parent Common Stock" has the meaning set forth in Section 2.2(c)(i) hereof.

         "Parent Preferred Stock" has the meaning set forth in Section 5.5(a).

         "Party" has the meaning set forth in the preface above.

         "PBGC" means the Pension Benefit Guaranty Corporation.

         "Permits" means franchises, licenses, permits, registrations, certificates, consents, approvals or authorizations.

         "Permitted Liens" means: (a) Liens reserved against in the Company's 2000 Balance Sheet, to the extent so reserved; (b) Liens for Taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the Company's books in accordance with GAAP; or (c) Liens arising as a matter of law in the Ordinary Course of Business, that, individually and in the aggregate, do not and would not materially detract from the value of any of the property or assets of the Company or materially interfere with the use thereof as currently used or contemplated to be used.

         "Person" means and includes any individual, corporation, limited liability company, partnership, joint venture, association, trust, any other incorporated or unincorporated organization or entity and any Governmental Authority or any department or agency thereto.

         "Preliminary Closing Date Balance Sheet" has the meaning set forth in
Section 2.4 hereof.

         "Preliminary Current Items" has the meaning set forth in Section 2.4 hereof.

         "Preliminary Unpaid Deal Expenses" has the meaning set forth in Section
2.4 hereof.

         "Product Line" means the Company's diabetes products developed, currently under development and all derivations thereto for insulin treatment and glucose monitoring.

         "Prohibited Transaction" has the meaning set forth in ERISA ss.406 and Code ss.4975.

         "Purchaser Representative" has the meaning and qualifications set forth in Regulation D promulgated under the Securities Act.

         "Reconciled Amount" means the excess of the Closing Date Current Items over the Closing Date Unpaid Deal Expenses, as each item is specified in the Final Determination.

         "Reconciliation Statement" has the meaning set forth in Section 2.5(a) hereof.

         "Relative" of a Person means such Person's spouse, parents, sisters, brothers, children and the spouses of the foregoing, and any member of the immediate household of such Person.

         "Remaining Consideration" shall mean the total number of Gross Shares, less the number of Liquidation Preference Shares.

         "Reportable Event" has the meaning set forth in ERISA ss.4043.

         "SEC" means the United States Securities and Exchange Commission.

         "SEC Reports" means each registration statement, schedule, report, proxy statement or information statement Parent has filed with the SEC since December 31, 2000, including without limitation, Parent's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001, Parent's Annual Report on Form 10-K for the year ended December 31, 2000, the definitive proxy statement for Parent's 2001 annual meeting of stockholders, the definitive proxy statement for Parent's special meeting held on August 30, 2001 and any Current Reports on Form 8-K (as such documents have since the time of their filing been amended or supplemented).

         "Securities Act" means the Securities Act of 1933, as amended.

         "Seller's Covenants Not to Compete" has the meaning set forth in
Section 7.8 hereof.

         "Scheduled Claims" has the meaning set forth in Section 3.8 hereof.

         "Stock Agreement" means any and all stock restriction agreements, buy/sell agreements, stockholder agreements, registration rights agreements or other similar agreements of or pertaining to the Company's capital stock or corporate governance, including, without limitation the following agreements:
Stock Restriction Agreement between Sterling Medivations, Inc. and Joel Douglas dated June 28, 2000; Stock Restriction Agreement between Sterling Medivations, Inc. and Frank Solomon dated June 28, 2000, as amended June 28, 2001; Stock Restriction Agreement between Sterling Medivations, Inc. and Robert Hugo dated June 28, 2000; Sterling Medivations, Inc. Purchase Agreement for Shares of Series A Convertible Preferred Stock between Sterling Medivations, Inc. and the Purchasers listed on Schedule I thereto, dated July 7, 2000.

         "Stock Option" has the meaning set forth in Section 2.2(c)(ii) hereof.

         "Stockholder Earnout Shares" has the meaning set forth in Section 2.8(b) hereof.

         "Stockholder Minimum Aggregate Liability Amount" has the meaning set forth in Section 10.3 hereof.

         "Stockholder Representatives" has the meaning set forth in the preface above.

         "Stockholders" has the meaning set forth in the preface above.

         "Sub" has the meaning set forth in the preface above.

         "Subsidiary" means any Person with respect to which a specified Person (or a Subsidiary) owns a majority of the common stock or other voting ownership interests sufficient to elect a majority of the directors or other governing body. "Subsidiaries" shall mean more than one Subsidiary.

         "Surviving Corporation" has the meaning set forth in Section 2.1(a) hereof.

         "Termination Agreements" has the meaning set forth in Section 6.8 hereof.

         "Trademarks" has the meaning set forth in Section 3.21(a) hereof.

         "Transaction Documents" means this Agreement and the Escrow Agreement.

         "Tax" or "Taxes" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code ss.59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property (including property taxes paid by the Company pursuant to any lease), personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "2000 Balance Sheet" has the meaning set forth in Section 3.5 hereof.

         "Unaudited Financial Statements" has the meaning set forth in Section
3.5 hereof.

                                   ARTICLE 2

                               MERGER; ADJUSTMENTS

2.1      The Merger.

         (a) Merger of the Sub Into Company. Upon the terms and conditions set forth in this Agreement, at the Effective Time, Sub shall be merged with and into the Company, and the separate existence of Sub shall cease (the "Merger"). The Company shall continue as the surviving corporation of said Merger (the "Surviving Corporation").

         (b) Effect of Merger. The Merger shall have the effect set forth in this Agreement and in the applicable provisions of the Delaware General Corporation Law.

         (c) Closing; Effective Time.

                  (i) Subject to the conditions set forth in this Agreement, the consummation of the Merger and the other transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Jones, Day, Reavis & Pogue, 3500 SunTrust Plaza, 303 Peachtree Street, N.E., Atlanta, Georgia 30308, on the later to occur of (i) the first Business Day succeeding the date that approval of the Stockholders is obtained in compliance with Section 6.14 hereof, or (ii) the seventh
         (7th) day (or the following Business Day if the seventh day is not a Business Day) succeeding the distribution to Stockholders (by overnight courier) of the information referred to in Section 6.12(b) hereof, or on such later date upon which all conditions to Closing have been satisfied (or waived to the extent not satisfied) if any such conditions are not satisfied on such date specified (the "Closing Date"). By way of example, if the information referred to in Section 6.12(b) is sent by overnight courier on December 14, 2001 for delivery on December 15, 2001, then the Closing shall take place on December 21, 2001 so long as all conditions to Closing have been satisfied (or waived to the extent not satisfied) if any such conditions are not satisfied on such date.

                  (ii) Subject to the provisions of this Agreement, a certificate of merger (the "Certificate of Merger") shall be duly prepared and executed in accordance with the Delaware General Corporation Law and delivered on the Closing Date to the Delaware Secretary of State for filing. The Merger shall become effective upon the date and time of the filing of the Certificate of Merger with the Delaware Secretary of State, or such other date and time as Parent and the Company shall agree and specify in such Certificate of Merger (the "Effective Time").

         (d) Certificate of Incorporation and Bylaws; Directors and Officers. Upon the Effective Time:

                  (i) the Certificate of Incorporation of the Surviving Corporation shall be amended to be substantially identical to the Certificate of Incorporation of Sub, except the name of the Surviving Corporation shall continue to be "Sterling Medivations, Inc.";

                  (ii) the Bylaws of the Surviving Corporation shall be amended to be substantially identical to the Bylaws of Sub; and

                  (iii) the directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation (unless otherwise designated by the Board of Directors of Sub prior to the Effective
         Time), each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

         2.2 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the Constituent Corporations or the holder of any shares of capital stock of the Constituent Corporations:

                  (a) Capital Stock of Sub. Each issued and outstanding share of the capital stock of Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.001, of the Surviving Corporation.

                  (b) Cancellation of Treasury Stock and Parent-Owned Stock. All shares of Company Stock that are owned by the Company as treasury stock and any shares of Company Stock owned by Parent, Sub or any other wholly owned subsidiary of Parent shall be canceled and retired and shall cease to exist, and no stock of Parent or other consideration shall be delivered in exchange therefor.

                  (c) Determination of Consideration. Parent shall initially pay to the Stockholders and allocate for issuance to Optionees as provided herein an aggregate of 566,296 shares of common stock, par value $0.001 per share, of Parent ("Parent Common Stock"), plus that number of shares of Parent Common Stock obtained by dividing the Additional

         Amount by $7.29, rounded to the closest whole share (the
         "Consideration"), which shall constitute the initial Consideration. Such Consideration shall be paid or allocated as follows:

                           (i) All outstanding shares of Company Preferred Stock
                  shall be converted into the right to receive that number of shares of Parent Common Stock equal to (x) the Liquidation Preference Shares plus (y) the product of (a) the Remaining Consideration multiplied by (b) that portion of the aggregate Stockholders' percentage interest in the Remaining Consideration and any Earnout Shares (as defined below) allocated to holders of Company Preferred Stock (the "Aggregate Preferred Stockholders Percentage Interest") as set forth in Exhibit A, plus (z) the right to receive additional shares of Parent Common Stock (the "Earnout Shares") upon the terms and conditions specified in Section 2.8 hereof. All outstanding shares of Company Common Stock shall be converted into the right to receive that number of shares of Parent Common Stock equal to (x) the product of (a) the Remaining Consideration multiplied by (b) that portion of the aggregate Stockholders' percentage interest in the Remaining Consideration and any Earnout Shares (the "Aggregate Common Stockholders Percentage Interest") that is allocated to Company Common Stockholders as set forth in Exhibit A, plus
                  (y) the right to receive Earnout Shares as set forth in
                  Section 2.8 hereof. Subject to Sections 2.3, 2.6, 2.7 and 2.8 and Article 10, each holder of Company Preferred Stock shall be entitled to that number of shares of Parent Common Stock issued as Gross Shares represented by such holder's percentage interest in the Liquidation Preference Shares as specified on Exhibit A, in addition to any shares of Parent Common Stock allocated to such holder pursuant to the next succeeding sentence. Subject to Sections 2.3, 2.6, 2.7 and 2.8 and
                  Article 10, and after the allocation of the Liquidation Preference Shares to the holders of Company Preferred Stock, each Stockholder shall be entitled to that number of shares of Parent Common Stock issued as Gross Shares represented by such Stockholder's percentage interest in the Remaining Consideration and any Earnout Shares as set forth on Exhibit A (the "Individual Stockholder's Percentage Interest") and such Individual Stockholder's Percentage Interest in the Stockholder Earnout Shares.

                           (ii) Parent shall assume, effective at the Effective
                  Time, the Sterling Medivations, Inc. 2000 Stock Incentive Plan and each unexercised option to purchase shares of Company Common Stock (each, a "Stock Option") outstanding thereunder which is listed on Exhibit A, and shall substitute that number of shares of Parent Common Stock (the "Option Shares") equal to the product of the Remaining Consideration and the aggregate Optionees' interest in the Remaining Consideration as specified on Exhibit A (the "Aggregate Optionees Percentage Interest"), as well as the right to receive Earnout Shares upon the terms and conditions specified in Section 2.8, for the shares of the Company Common Stock purchasable under each such assumed option (each, an "Assumed Option") as specified in clauses (x), (y) and (z) below:

                           (x) The assumption and substitution shall be effected
                  as follows:

                                    (A) the Assumed Option shall not give the
                           Optionee additional benefits which such Optionee did not have under the Stock Option before such assumption and shall be assumed on the same terms and conditions as the Stock Option being assumed, subject to subclauses (B) and (C) below;

                                    (B) subject to Sections 2.3, 2.6 and 2.8,
                           the number of shares of Parent Common Stock purchasable as Option Shares under each Assumed Option shall be equal to the number of shares of Parent Common Stock represented by such Optionee's percentage interest in the Option Shares as specified on Exhibit A (the "Individual Optionee's Percentage Interest") and such Optionee's Individual Optionee's Percentage Interest in the Option Earnout Shares; and

                                    (C) the aggregate exercise price of each
                           such Assumed Option shall remain unchanged but shall be payable upon exercise thereof to Parent.

                           (y) It is the intention of the parties that, to the
                  extent that any such Stock Option constituted an "incentive stock option" (within the meaning of Section 422 of the Code) immediately prior to the Effective Time, such Assumed Option shall continue to qualify as an incentive stock option to the maximum extent permitted by Section 422 of the Code, and that the assumption of the Stock Options provided by this Section 2.2(c)(ii) satisfy the conditions of Section 424(a) of the Code.

                           (z) The number of Option Shares initially allocated
                  for Assumed Options shall be adjusted if between the date hereof and the Effective Time, the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, stock dividend, stock combination, exchange of shares, readjustment or otherwise.

         2.3 Deliveries at Closing.


                  (a) Delivery of Certificates. At the Closing, Parent shall deposit certificates for all of the Gross Shares (subject to reduction pursuant to Section 2.3(d) hereof) (the "Escrow Shares") with SunTrust Bank, N.A., or with another escrow agent reasonably satisfactory to the Stockholder Representatives, to be held and disbursed by that escrow agent in accordance with the escrow agreement attached as Exhibit B (the "Escrow Agreement") (the consideration above is defined as the "Entire Stockholder Consideration"). The amount of cash and number of Escrow Shares to be issued to each former holder of Company Common Stock following the release of such Escrow Shares from escrow will be determined by the Stockholder Representatives in accordance with the Individual Stockholder's Percentage Interest for such Stockholder. Parent shall deliver cash in an amount sufficient for payments in lieu of fractional shares, as contemplated by Section 2.3(d) hereof, to each Stockholder entitled thereto.

                  (b) Other Deliveries. At the Closing, the Company shall deliver, or cause to be delivered, to the Parent the following:

                           (i) a certificate by an officer of the Company
                  stating that the execution, delivery and performance of this Agreement and the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby have been fully authorized by all necessary corporate action, including action of the stockholders and of the board of directors of the Company, to which certificate are attached copies of resolutions constituting such required corporation action, and a certificate of incumbency for the officers of the Company;

                           (ii) the certificate of an officer of the Company
                  referenced in Section 7.1 hereof;

                           (iii) the corporate minute book, stock ledger and all
                  other original and duplicate corporate records of the Company;

                           (iv) a copy of the certificate of incorporation of
                  the Company, including all amendments thereto, certified by the Delaware Secretary of State, and a copy of the bylaws of the Company, including all amendments, certified by an officer of the Company;

                           (v) certificates of good standing with respect to the
                  Company, provided by each of the Delaware, Minnesota and California Secretaries of State; and

                           (vi) an opinion of Dorsey & Whitney, counsel to the
                  Company, in the form attached hereto as Exhibit D.

                  (c) No Further Ownership Rights in Company Stock. At the Effective Time, certificates which formerly represented shares of Company Stock shall represent only the right to receive pursuant to the Escrow Agreement a distribution of the Entire Stockholder Consideration, or the proceeds thereof, in accordance with and subject to the terms and conditions thereof, and the right to receive Earnout Shares pursuant to the terms of Section 2.8 hereof. There shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Stock that were outstanding immediately prior to the Effective Time.

                  (d) No Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued pursuant to the Merger, and such fractional share interests will not entitle the owner thereof to vote or to any rights as a stockholder of Parent. Parent shall deliver to each Stockholder who would otherwise have been entitled to receive in the Merger a fraction of a Gross Share, cash (without interest) in an amount equal to such fractional part of a Gross Share multiplied by $7.29 in lieu of any such fractional share otherwise deliverable to such Stockholder as a Gross Share. Parent shall deliver to each Stockholder who would otherwise have been entitled to receive a fraction of an Earnout Share, cash (without interest) in an amount equal to such fractional part of an Earnout Share multiplied by $7.29 in lieu of such fractional share otherwise deliverable to such Stockholder as an Earnout Share.

                  (e) Stock Legends. The shares of Parent Common Stock to be issued in the Merger shall be characterized as "restricted securities" under the Securities Act and shall be subject to the Transfer Restrictions set forth in Section 6.11. Each certificate representing any of such shares of Parent Common Stock shall bear a legend identical or similar in effect to the following legend (together with any other legend or legends required by applicable state securities laws):

                  THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

                  THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO CERTAIN LIMITATIONS ON TRANSFER IMPOSED BY THAT CERTAIN AGREEMENT AND PLAN OF MERGER, DATED AS OF DECEMBER 31, 2001, AMONG SPECTRX, INC., STERLING MEDIVATIONS, INC., AND OTHER PARTIES SPECIFIED THEREIN. ANY ATTEMPTED TRANSFER IN VIOLATION OF SUCH PROVISIONS SHALL BE OF NO FORCE AND EFFECT.

         2.4 Preliminary Closing Date Balance Sheet. No later than ten (10) days prior to the Closing Date, the Company shall prepare and deliver to Parent an unaudited consolidated balance sheet for the Company, prepared in good faith, estimated as of the Closing, pro forma as to, and giving effect to, any transactions or operations previously occurring or anticipated to occur subsequent to its preparation and on or before the Closing ("Preliminary Closing Date Balance Sheet"), subject to the right of Parent to make a good faith objection thereto, delivered no later than five (5) days prior to the Closing. Concurrently with delivery of the Preliminary Closing Date Balance Sheet, the Company shall deliver to Parent a statement setting forth a calculation, based on the Preliminary Closing Date Balance Sheet, of the Company's cash and inventory balances estimated as of the Closing Date (the "Preliminary Current Items") and the Company's Deal Expenses estimated to be unpaid as of the Closing Date (the "Preliminary Unpaid Deal Expenses").

         2.5 Closing Date Balance Sheet.

                  (a) Company Calculations. As promptly as practicable, but no later than ninety (90) days after the Closing Date, Parent shall prepare and deliver to the Stockholder Representatives an unaudited consolidated balance sheet of the Company as of the

         Closing Date (the "Closing Date Balance Sheet"). The Closing Date Balance Sheet shall be prepared in accordance with GAAP based upon the books and records of the Company. Concurrently with delivery of the Closing Date Balance Sheet, Parent shall deliver to the Stockholder Representatives a statement (the "Reconciliation Statement") setting forth a calculation, based on the Closing Date Balance Sheet, of the Company's cash and inventory balances as of the Closing Date (the "Closing Date Current Items") and the Company's unpaid Deal Expenses (the "Closing Date Unpaid Deal Expenses"). The Stockholder Representatives shall have thirty (30) days following delivery of the Closing Date Balance Sheet and the Reconciliation Statement during which to notify Parent of any dispute regarding the Closing Date Balance Sheet or the calculations set forth in the Reconciliation Statement, which notice shall set forth in reasonable detail the basis for such dispute. Parent shall give the Stockholder Representatives and any independent auditors designated by the Stockholder Representatives access at all reasonable times to the properties, books, records and personnel of the Surviving Corporation for purposes of reviewing the Closing Date Balance Sheet and the Reconciliation Statement. If the Stockholder Representatives fails to notify Parent of any such dispute within such 30-day period, the Closing Date Balance Sheet and the calculations set forth in the Reconciliation Statement shall be deemed to be final and binding upon Parent, the Stockholder Representatives and the Stockholders. In the event that the Stockholder Representatives shall so notify Parent of any dispute, the Stockholder Representatives and Parent shall cooperate in good faith to resolve such dispute as promptly as possible.

                  (b) Closing Date Balance Sheet and Reconciliation Statement Dispute Resolution. If the Stockholder Representatives and Parent are unable to resolve any such dispute concerning the Closing Date Balance Sheet or the Reconciliation Statement within thirty (30) days of the delivery of notice of a dispute, such dispute shall be resolved by an independent accounting firm (the "Accounting Firm") reasonably acceptable to Parent and the Stockholder Representatives, and such determination shall be final and binding on Parent, the Stockholders and the Stockholder Representatives. If the Stockholder Representatives and Parent cannot mutually agree on the identity of the Accounting Firm, the Stockholder Representatives and Parent shall each submit to the other party's independent auditor the name of a "big five accounting firm" which does not at such time and has not in the two (2) years prior to such time provided material services to any of the Stockholder Representatives, the Company, Parent or any of their respective Affiliates, and the Accounting Firm shall be selected by lot from these two (2) firms by the independent auditors of the parties. Any expenses relating to the engagement of the Accounting Firm shall be paid by the party whom the Accounting Firm determines to be the non-prevailing party with respect to such dispute, and in the absence of such a determination, shall be shared equally by Parent and the Stockholders. The Stockholders' portion, if any, of such expenses shall be deducted from the value of the Closing Date Current Items, as determined by the Accounting Firm. The Accounting Firm shall be instructed to use every reasonable effort to perform its services within thirty (30) days of submission of the Closing Date Balance Sheet and the Reconciliation Statement to it and, in any case, as promptly as practicable after such submission.

                  (c) Final Determination. For purposes of this Agreement, a "Final Determination" shall mean the earliest of (i) the expiration of the applicable time periods for notifying parties of disputes pursuant to Section 2.5(a) (assuming no such notification has been made during such time periods), (ii) the Parties reaching a final agreement on such amount or (iii) the Accounting Firm rendering its determination pursuant to paragraph 2.5(b) above.

         2.6 Current Items Adjustment.


                  (a) Current Items Deficiency. If the Reconciled Amount is less than the Additional Amount (the amount of such deficiency is hereinafter referred to as the "Final Deficiency"), the aggregate number of (i) Escrow Shares deliverable and due to the Stockholders pursuant to the Escrow Agreement and (ii) Option Shares shall be reduced by a number equal to the quotient of the Final Deficiency divided by $7.29 (the "Final Reduction"). The number of shares of Parent Common Stock equal to the product of the Final Reduction and the Aggregate Stockholders Percentage Interest shall be released from the escrow established under the Escrow Agreement to Parent, and the number of Option Shares shall be reduced by the number of shares of Parent Common Stock equal to the product of the Final Reduction and the Aggregate Optionees Percentage Interest.

                  (b) Current Items Excess. If the Reconciled Amount is greater than the Additional Amount (the amount of such excess is hereinafter referred to as the "Final Excess"), the aggregate number of (i) Escrow Shares deliverable and due to the Stockholders pursuant to the Escrow Agreement and (ii) Option Shares shall be increased by a number equal to the quotient of the Final Excess divided by $7.29 (the "Final Addition"). The number of shares of Parent Common Stock equal to the product of the Final Addition and the Aggregate Stockholders Percentage Interest shall be deposited by Parent into the escrow established pursuant to the Escrow Agreement, and the number of Option Shares shall be increased by the number of shares of Parent Common Stock equal to the product of the Current Items Reduction and the Aggregate Optionees Percentage Interest.

         2.7 Delivery of Escrow Consideration. Except as otherwise provided in this Agreement, the Escrow Shares shall be delivered as provided in the Escrow Agreement.

         2.8 Earnout Shares. If the Product Line achieves certain financial goals detailed in this Section 2.8 within the earlier of (i) three (3) years of the launch of the Initial Products or (ii) December 31, 2006, upon the achievement of such financial goals, Parent hereby agrees to deliver Earnout Shares to the Stockholders and to allocate Earnout Shares in connection with the Assumed Options as calculated in this Section 2.8. The Company agrees that Parent's obligation to provide cash or other capital following the Effective Time shall be dictated by Section 6.10 hereof.

                  (a) Earnout Shares shall have been earned under the following conditions:

                           (i) If the Product Line achieves four million dollars
                  ($4,000,000) in fiscal year Cash Flow, determined after the third consecutive quarter of one million dollars ($1,000,000) or more in Cash Flow, adjusted for non-recurring events and other non-sustainable cash flows, then, an aggregate 274,348 Earnout Shares shall have been earned.

                           (ii) If the Product Line achieves eight million
                  dollars ($8,000,000) in fiscal year Cash Flow, determined after the third consecutive quarter of two million dollars ($2,000,000) or more in Cash Flow, adjusted for non-recurring events and other non-sustainable cash flows, then, an aggregate 274,348 Earnout Shares shall have been earned.

                           (iii) If the Product Line achieves twelve million
                  dollars ($12,000,000) in fiscal year Cash Flow, determined after the second consecutive quarter of three million dollars ($3,000,000) or more in Cash Flow, adjusted for non-recurring events and other non-sustainable cash flows, then, an aggregate 274,348 Earnout Shares shall have been earned.

                           (iv) If the Product Line achieves twenty million
                  dollars ($20,000,000) in fiscal year Cash Flow, determined after the second consecutive quarter of five million dollars ($5,000,000) or more in Cash Flow, adjusted for non-recurring events and other non-sustainable cash flows, then, an aggregate 411,523 Earnout Shares shall have been earned.

                  (b) To the extent any Earnout Shares have been earned pursuant to Section 2.8(b), Stockholders shall, in the aggregate, be entitled to that number of Earnout Shares equal to the product of the aggregate Stockholders' percentage interest in any Earnout Shares (the "Aggregate Stockholders Percentage Interest") as set forth on Exhibit A and the number of Earnout Shares earned pursuant to Section 2.8(b) (the "Stockholder Earnout Shares"), and, the Assumed Options shall, in the aggregate and subject to Sections 2.8(c) and 2.8(d), have allocated as additional Option Shares that number of Earnout Shares equal to the product of the Aggregate Optionees Percentage Interest and the Earnout Shares earned pursuant to Section 2.8(b) (the "Option Earnout Shares").

                  (c) Each Stockholder shall be entitled to receive that number of any Earnout Shares earned pursuant to Section 2.8(a) equal to the product of the Individual Stockholder's Percentage Interest of such Stockholder and the Stockholder Earnout Shares, which Earnout Shares shall be distributed within fifteen (15) days of Parent receiving quarter-end financial statements that have been reviewed by appropriate independent auditors showing the above financial goals being met. Each Optionee shall be entitled to receive, upon exercise of an Assumed Option, that number of any Earnout Shares earned pursuant to Section 2.8(a) equal to the product of the Individual Optionee's Percentage Interest of such Optionee and the Option Earnout Shares.

                  (d) To the extent Earnout Shares are deliverable in respect of Assumed Options that have been exercised, such exercising Optionee shall be entitled to delivery of the Earnout Shares in the same manner as a Stockholder.

         2.9 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Stock which are issued and outstanding immediately prior to the Effective Time and which are held by Stockholders who have complied with the procedures for appraisal set forth in Section 262 of the Delaware General Corporation Law (the "Dissenting Shares") (i) shall only be entitled to such rights as are granted under Section 262 of the Delaware General Corporation Law, and (ii) shall not be converted into or be exchangeable for the right to receive the consideration provided in Section 2.2 hereof, unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder's right to appraisal and payment under the Delaware General Corporation Law. If such holder shall have so failed to perfect or shall have effectively withdrawn or lost such right, such shares of Company Stock shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the consideration provided for in Section 2.2, without any interest thereon. The Company shall give Parent (i) prompt notice of any written demands for appraisal of any shares of Company Common Stock, attempted withdrawals of such demands, and any other instruments served pursuant to the Delaware General Corporation Law received by the Company relating to stockholders' rights of appraisal and
(ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the Delaware General Corporation Law. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisals of shares of Company Stock, offer to settle any such demands or approve any withdrawal of any such demands.

         2.10 Tax Consequences. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368 of the Code. The Parties hereby adopt this Agreement as a "plan of reorganization" with respect to the Company and Sub within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

         2.11 Further Action. If, at any time after the Effective Time, any further action is determined by Parent or the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title, right and possession of and to all rights and property of the Company, the officers and directors of the Surviving Corporation shall be fully authorized (in the name of the Company and otherwise) to take such action.

                                   ARTICLE 3

                          REPRESENTATION AND WARRANTIES
                                 OF THE COMPANY

         The Company hereby represents and warrants to Parent and Sub as follows:

         3.1 Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to own, lease and operate the properties used in its business and to carry on its business as now being conducted, except where the failure to be so qualified would not have a Material Adverse Effect. The Company has no Subsidiaries or direct or indirect equity interest or investment in any other Person. The Company is duly qualified to do business and is in good standing as a foreign corporation in each state and jurisdiction where qualification as a foreign corporation is required for the Company to carry on its business as now being conducted. Schedule 3.1 hereto lists: (i) the states and other jurisdictions where the Company is so qualified; and (ii) the assumed names under which the Company conducts business and contains complete and correct copies of the Certificate of Incorporation and Bylaws of the Company, each as amended and presently in effect.

         3.2 Capitalization.

                  (a) The authorized capital stock of the Company and the number of shares of capital stock that are issued and outstanding are set forth on Schedule 3.2 hereto. The shares listed on Schedule 3.2 hereto constitute all the issued and outstanding shares of capital stock of the Company, have been validly authorized and issued and are fully paid and non-assessable. Except those shares of Company Common Stock issuable pursuant to Stock Options, the Company has no security, option, warrant, right, call, subscription, agreement, commitment or understanding of any nature whatsoever, fixed or contingent, that directly or indirectly: (i) calls for issuance, sale, pledge or other disposition of any shares, or any acquisition, purchase or repurchase, of capital stock of the Company or any securities convertible into, or other rights to acquire, any shares of capital stock of the Company;
         (ii) obligates the Company to grant, offer or enter into any of the foregoing; or (iii) relates to the voting or control of such capital stock, securities or rights, except as provided in this Agreement.

                  (b) None of the issued and outstanding shares of the capital stock of the Company has been issued in violation of (i) any pre-emptive rights in the Company's Certificate of Incorporation, Bylaws or in any agreement to which the Company is a party, or (ii) any federal or state securities laws. Other than as set forth in Stock Agreements, the Company has not agreed to register any securities under the Securities Act.

         3.3 Authority, Approvals and Consents; No Conflicts. The Company has the corporate power and authority to enter into this Agreement and the Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize and approve this Agreement, the Transaction Documents to which it is a party and the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by, and constitutes a valid and binding obligation of, the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable equitable principles, or by bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect affecting the enforcement of creditors' rights generally. Except as provided on Schedule 3.3, the execution, delivery and performance by the Company of this Agreement, the Transaction Documents to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby do not and will not: (a) contravene any provisions of the Certificate of Incorporation or Bylaws of the Company; (b) conflict with, result in a breach of any provision of, constitute a default under, result in the modification or cancellation of, or give rise to any right of termination or acceleration, or require a prepayment, in respect of, any Company Agreement to the extent such conflict, breach or default is material or would permit any party to such Company Agreement other than the Company to terminate such Company Agreement in accordance with its terms, or require any consent or waiver of any party to any Company Agreement; (c) result in the creation of any Lien upon, or any Person obtaining any right to acquire, any properties, assets or rights of the Company (other than the rights of Parent to acquire the Company pursuant to this Agreement); (d) violate or conflict with any Legal Requirements existing on the date of this Agreement that are applicable to the Company or any of its businesses or properties; or (e) require any authorization, consent, order, permit or approval of, or notice to, or filing, registration or qualification with, any Governmental Authority.

         Except as referred to above, no permit or approval of, or notice to any Governmental Authority is necessary to be obtained or made by the Company to enable the Company to continue to conduct its business and operations and use their properties after the Closing in a manner which is in all material respects consistent with that in which they are presently conducted and used.

         3.4 [Intentionally omitted]

         3.5 Financial Statements; Liabilities. Attached as Schedule 3.5 are true and complete copies of the audited balance sheet of the Company as of December 31, 2000 (the December 31, 2000 balance sheet is hereinafter referred to as the "2000 Balance Sheet"), and the related audited statements of income, stockholders' equity and cash flow for the fiscal year ended December 31, 2000, together with the report thereon issued by PricewaterhouseCoopers LLP and together with the notes thereto (the "Audited Financial Statements"). Also attached as Schedule 3.5 are the unaudited financial statements, including balance sheet, statement of income, stockholder's equity and statement of cash flow, for and as of September 30, 2001 (the "Unaudited Financial Statements" and together with the Audited Financial Statements referred to herein collectively as the "Company Financial Statements"). The Company Financial Statements are in accordance with books and records of the Company, and fairly present, subject in the case of the Unaudited Financial Statements to year end audit adjustments and the absence of footnotes, the financial position, results of operations, stockholders' equity and changes in the financial position of the Company as of the dates and for the periods indicated in accordance with GAAP, except as indicated therein or in the notes thereto. The Company Financial Statements include all adjustments, which consist of only normal recurring accruals, necessary for such fair presentations. The statements of income included in the Company Financial Statements do not contain any items of special or non-recurring income except as expressly identified therein, and the balance sheets included in the Company Financial Statements do not reflect any write up or revaluation increasing the book value of any assets except as expressly identified therein. The books and accounts of the Company are complete and current and fairly reflect all of the transactions, items of income and expense and all assets and liabilities of the businesses of the Company consistent with prior practices of the Company. The Company does not have any liability of any nature whatsoever (whether known or unknown, due or to become due, accrued, absolute, contingent or otherwise), including, without limitation, any unfunded obligation under employee benefit plans or arrangements as described in Sections
3.16 and 3.17 hereof or liabilities for Taxes, except for liabilities reflected or reserved against in the Unaudited Financial Statement and current liabilities incurred in the Ordinary Course of Business after the date of the Unaudited Financial Statements.

         3.6 Absence of Changes; Conduct of Business. Except as set forth on
Schedule 3.6, since the date of the 2000 Balance Sheet, the Company has operated in the Ordinary Course of Business and since such date there has not been (a) any event or development that has, individually or in the aggregate, a Material Adverse Effect, or (b) any action taken by the Company during such period that, if taken during the period from the date of this Agreement through the Closing Date, would constitute a breach of Section 6.3.

         3.7 Taxes.

                  (a) All Tax Returns required to be filed by or on behalf of the Company have been prepared and duly and timely filed with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns were true, complete and correct in all material respects, (ii) all material Taxes required to be paid, as shown on such Tax Returns, by or on behalf of the Company or in respect of the Company's income, assets or operations have been fully and timely paid, (iii) the Company has not executed or filed with the IRS or any other Tax authority any agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitations), and no power of attorney with respect to any Tax matter is currently in force, and (iv) all Taxes required to be withheld by the Company have been duly and timely withheld and have been paid over to the appropriate taxing authorities for all periods under all applicable Legal Requirements. The Company has made adequate provision on its books for the payment of all Taxes (including for the current fiscal period) owed by the Company. Correct and complete copies of all income Tax Returns of the Company for the last fiscal year preceding the date hereof have been furnished or made available to Parent. The Company has furnished or made available to Parent correct and complete copies of all material notices and correspondence sent or received since December 31, 2000 by the Company to or from any federal, state or local tax authorities.

                  (b) The Company has not been subject to a federal or state tax audit of any kind and no adjustment has been proposed by the IRS with respect to any return for any Tax year. The Company has not received any assessment of additional Taxes in writing for and period for which Tax returns have been filed.

                  (c) No claim has been made by a taxing authority in a jurisdiction where the Company does not file tax returns to the effect that it is or may be subject to taxation by that jurisdiction.

                  (d) Neither the Company nor any other Person on behalf of the Company has: (i) agreed to or is required to make any adjustments pursuant to ss.481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by the Company or has knowledge that the IRS has proposed any such adjustment or change in accounting method, or has any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the business or operations of the Company or (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law with respect to the Company.

                  (e) No property owned by the Company is: (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986; (ii) constitutes "tax-exempt use property" within the meaning of Section 168(h)(1) of the Code; or (iii) is "tax-exempt bond financed property" within the meaning of Section 168(g) of the Code.

                  (f) The Company is not a party to any tax-sharing or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after the Closing. The Company has not been a member of an Affiliated Group filing a consolidated federal income tax return. The Company has no, nor will it have, any liability for the Taxes of any Person other than the Company
         (i) under Treas. Reg. ss. 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract or (iv) otherwise.

                  (g) The Company is not subject to any private letter ruling of the IRS or comparable rulings of other taxing authorities.

                  (h) There are no Liens as a result of any unpaid Taxes upon any of the assets of the Company, other than Permitted Liens.

         3.8 Legal Matters. Except as provided on Schedule 3.8 (the "Scheduled Claims"), there is no Claim pending against, or to the Company's knowledge, threatened against or affecting, the Company, any Employee Benefit Plan or any of their respective assets, properties, Licenses or rights before any court, arbitrator, panel, agency or other governmental, administrative or judicial entity, domestic or foreign. Neither the Company, nor any of its assets, are subject to any judgment, decree, writ, injunction, ruling or order (collectively, "Judgments") of any Governmental Authority, domestic or foreign. There have been no citations, notices or complaints issued to or received by the Company by the Occupational Health and Safety Administration or any similar state or local agency.

         3.9 Property.

                  (a) The Company has good, valid and marketable title in fee simple, free and clear of all Liens to the properties and assets owned by, and has a valid and binding leasehold interest in the properties and assets leased to the Company (including improvements to the Leased Real Property (the "Improvements") all machinery, equipment and other tangible property), and all such properties and assets are adequate for the purposes for which such assets are currently used or are held for use, and are in good repair and operating condition (subject to normal wear and tear) and, to the Company's knowledge, there are no facts or conditions affecting such assets which could, individually or in the aggregate, interfere in any material respect with the use, occupancy or operation thereof as currently used, occupied or operated, or their adequacy for such use.

                  (b) The Company owns no real property. Schedule 3.9(b) contains a complete list of all real property leased by the Company setting forth the address, landlord and tenant for each such lease. The Company has delivered to Parent complete copies of such leases. Each such lease is legal, valid, binding, in full force and effect and enforceable, except as may be limited by bankruptcy, insolvency, reorganization and similar applicable laws affecting creditors generally and by the availability of equitable remedies. The Company has not been in the last 12 months, in default, violation or breach in any respect under any such lease, and no event has occurred and is continuing that constitutes or, with notice or the passage of time or both, would constitute a default, violation or breach in any respect under any such lease with respect to the Company, or, the Company's knowledge, any other party thereto. Each such lease grants the tenant under the Lease the exclusive right to use and occupy the demised premises thereunder (the "Leased Real Property"). The Company enjoys peaceful and undisturbed possession under its respective Leases for the Leased Real Property. The Company is the owner of the furniture and other personal property and equipment located within or utilized in its business and located at the Leased Real Property.

                  (c) The Leased Real Property constitutes all the fee and leasehold interests in real property held for use in connection with, necessary for the conduct of, or otherwise material to, the business of the Company, as applicable, as it is currently conducted. To the knowledge of the Company, there are no eminent domain or other similar proceedings pending or threatened affecting any portion of the Leased Real Property. There is no writ, injunction, decree, order or judgment outstanding, nor any action, claim, suit or proceeding, pending or threatened, relating to the ownership, lease, use, occupancy or operation by any Person of any Leased Real Property.

         3.10 Environmental Matters.

                  (a) The Company has complied, and is in compliance with Environmental, Health, and Safety Requirements except where such instances of non-compliance, individually or in the aggregate, would not have a Material Adverse Effect. Except as set forth in Schedule
         3.10 hereto and where it, individually or in the aggregate, would not result in a Material Adverse Effect, (i) no Hazardous Substance has been stored, treated, released, disposed of or discharged on, about, from or affecting any of the Leased Real Property, and (ii) the Company has no liability which is based upon or related to the environmental conditions under or about any of the Leased Real Property.

                  (b) Except as set forth in Schedule 3.10, the Company has not
         (i) given any report or notice to any governmental agency or authority involving the use, management, handling, transport, treatment, generation, storage, spill, escape, seepage, leakage, spillage, emission, release, discharge, remediation or clean-up of any Hazardous Substance on or about any of the Leased Real Property or caused by the Company or any Affiliate thereof, or (ii) received any complaint, order, citation or notice with regard to a Hazardous Substance or any other environmental, health or safety matter affecting any of the Leased Real Property, under the federal Comprehensive Environmental Response, Compensation and Liability Act or under any other federal, state or local law, ordinance, rule or regulation.

                  (c) The Company has not received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to the Company or the Company's facilities arising under Environmental, Health and Safety Requirements.

                  (d) The Company has not, either expressly or by operation of law, assumed or undertaken any liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental, Health and Safety Requirements, except where such assumption or undertaking, individually or in the aggregate, would not cause a Material Adverse Effect.

                  (e) The Company has provided to Parent all environmental studies and reports obtained by it or known to it and in the Company's possession pertaining to the Leased Real Property, the Improvements, the Company and any property formerly owned, occupied or leased by the Company.

         3.11 Inventories. The values at which inventories are carried on the Audited Financial Statements reflect the normal inventory valuation policies of the Company, and the values at which inventories are carried on the Unaudited Financial Statements reflect the normal inventory valuation policies of the Company, but, in either case, not in excess of the lower of cost or net realizable value. All inventories reflected on the Company's Unaudited Financial Statements or arising since the date thereof are currently marketable and are of merchantable quality.

         3.12 Products. Set forth on Schedule 3.12 are all of the Company's products, noting, where applicable, those products where FDA approval has been applied for and/or received, and listing the approval obtained and application made. For those products listed on Schedule 3.12 as receiving FDA approval, such approval is in good standing, has not been revoked, rescinded, amended or modified, and to the Company's knowledge, no event has occurred or notification received by the Company from the FDA or any other party that would, in any way, adversely affect or otherwise jeopardize the FDA approval status of such products. No applications made or other materials submitted by the Company to the FDA contained an untrue statement of material fact, or to the Company's knowledge, omitted to state a material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

         3.13 Insurance. The Company has provided Parent with copies of all policies of fire, liability, workers' compensation and other forms of insurance owned or held by the Company, all of which are listed in on Schedule 3.13. Such policies are in such amounts and cover such risks customarily insured against by businesses of the type operated by the Company. All such policies are in full force and effect, all premiums due with respect thereto covering all periods up to and including the Closing will have been paid, and no notice of cancellation or termination has been received with respect to any such policy. All pending claims, if any, made against the Company that are covered by insurance have been disclosed to appropriate insurance companies and are described on Schedule 3.13 and no claims have been denied coverage during the last three (3) years. During the last three years, no policy of the Company has been canceled by the issuer thereof. The Company has not been refused any insurance with respect to its assets or operations, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance during the last eighteen (18) months.

         3.14 Contracts.

                  (a) Schedule 3.14 contains a complete list of all agreements, contracts, commitments and other instruments and arrangements (whether written or oral) of the types described below to which the Company is a party or by which its properties are bound ("Company Agreements"):

                           (i) loan agreements, indentures, letters of credit,
                  mortgages, security agreements, pledge agreements, deeds of trust, bonds, notes, guarantees and other agreements and instruments relating to the borrowing of money or obtaining of or extension of credit;

                           (ii) brokerage or finder's agreements;

                           (iii) joint venture, partnership and similar
                  contracts involving a sharing of profits or expenses (including but not limited to joint research and development and joint marketing contracts);

                           (iv) stock purchase agreements, merger agreements,
                  asset purchase agreements and other acquisition or divestiture agreements, including but not limited to any agreements relating to the sale, lease or disposal of any assets (other than sales of inventory in the Ordinary Course of Business) or involving continuing indemnity or other obligations;

                           (v) orders and other contracts for the purchase or
                  sale of materials, supplies, products or services, each of which involves aggregate payments in excess of $10,000 for purchases or $10,000 for sales;

                           (vi) contracts with respect to which the aggregate
                  amount that could reasonably be expected to be paid or received thereunder in the future exceeds $10,000 per annum or $10,000 in the aggregate;

                           (vii) sales agency, manufacturer's representative,
                  dealer, marketing or distributorship agreements;

                           (viii) a covenant not to compete or other agreement,
                  amendment or restriction that limits or in any way restricts the conduct of any business by Company anywhere in the world;

                           (ix) a license, sublicense, option or other contract
                  relating in whole or in part to the Intellectual Property Rights;

                           (x) a confidentiality agreement made for the benefit
                  of any third party;

                           (xi) powers of attorney; and

                           (xii) any guaranty, warranty or indemnity given by
                  the Company to its customers or to any third party.

         For all purposes herein, the term "Company Agreements" shall also include, without limitation, any other material contracts, agreements or commitments included on any other schedule or exhibit hereto by virtue of any other representation or warranty of the Company contained in this Agreement, which are not required to be listed on Schedule 3.14.

                  (b) The Company has (i) delivered to Parent complete copies of all written Company Agreements, together with all amendments thereto, on Schedule 3.14 and (ii) has set forth on Schedule 3.14 accurate descriptions of all material terms of all oral Company Agreements. All Company Agreements are in full force and effect and enforceable against each party thereto, except as such enforceability may be limited by the effect of bankruptcy, insolvency or similar laws affecting creditors' rights generally or by general principles of equity. There does not exist under any Company Agreement any event of default or event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default thereunder on the part of the Company to the extent such violation, breach or event of default would constitute a Material Adverse Effect.

         3.15 Labor Relations.

                  (a) The Company has paid or made provision for the payment of all salaries and accrued wages and has complied with all applicable laws, rules and regulations relating to the employment of labor, including those relating to wages, hours, collective bargaining and the payment and withholding of taxes, and has withheld and paid to the appropriate Governmental Authority, or is holding for payment not yet due, to such authority, any amounts required by law or agreement to be withheld from the wages or salaries of its employees. Schedule 3.15(a) contains a list as of the date of this Agreement of all employees and independent contractors of the Company, their current salaries or rates and the Company's salary increase guidelines.

                  (b) Except as set forth on Schedule 3.15(b), the Company is not a party to any: (i) outstanding employment agreements or contracts with officers or employees that are not terminable at will, or that provide for payment of any bonus or commission; (ii) agreement, policy or practice that requires it to pay termination or severance pay to exempt, non-exempt or hourly employees (other than as required by law);
         (iii) collective bargaining agreement or other labor union contract applicable to persons employed by the Company, nor are there any activities or proceedings of any labor union to organize any such employees. The Company has furnished to Parent complete and correct copies of all such agreements ("Employment and Labor Agreements"). The Company has not breached or otherwise failed to comply with any provisions of any Employment and Labor Agreement to the extent such breach or other failure to comply would constitute a Material Adverse Effect.

                  (c) There has not occurred, nor is there pending any unfair labor practice charge or complaint pending before the National Labor Relations Board ("NLRB"); any labor strike or dispute, union activity, material slowdown or material work stoppage or lockout actually pending or threatened, against or affecting the Company, and the Company has not experienced any such material slow down or material work stoppage, lockout or other collective labor action by or with respect to employees of the Company; any representation claim or petition pending before the NLRB or any similar foreign agency and no question concerning representation exists relating to the employees of the Company; or any charges with respect to or relating to the Company pending before the Equal Employment Opportunity Commission or any state, local or foreign agency responsible for the prevention of unlawful employment practices. The Company has not received formal notice from any federal, state, local or foreign agency responsible for the enforcement of labor or employment laws of an intention to conduct an investigation of the Company and no such investigation is in progress. The Company has never caused any "plant closing" or "mass layoff" as such actions are defined in the Worker Adjustment and Retraining Notification Act, as codified at 29 U.S.C.ss.ss.2101-2109, and the regulations promulgated therein.

         3.16 Employee Benefit Plans.

                  (a) Schedule 3.16(a) lists each Employee Benefit Plan that the Company maintains, administers or contributes to, or with respect to which it has any material contingent liability. The Company has provided to Parent a true and complete copy of each Employee Benefits Plan, current summary plan description (and, if applicable, related trust document) and all amendments thereto and written interpretations thereof and all material communications received from or sent to the Internal Revenue Service or Department of Labor.

                  (b) Schedule 3.16(b) identifies each Benefit Arrangement that the Company maintains or administers. The Company has furnished to Parent copies or descriptions of each Benefit Arrangement. Each Benefit Arrangement has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Benefit Arrangement.

                  (c) The Company does not maintain and has never maintained an "employee benefit plan" (as defined in Section 3(3) of ERISA) which is or was (i) a plan subject to Title IV of ERISA or (ii) a "multiemployer plan" (as defined in Section 3(37) of ERISA).

                  (d) Benefits under any Employee Benefit Plan or Benefit Arrangement are as represented in the documents provided by the Company pursuant to paragraphs (a) and (b) of this Section 3.7 and have not been increased or modified (whether written or not written) subsequent to the dates of such documents. The Company has not communicated to any employee or former employee any intention or commitment to modify any Employee Benefit Plan or Benefit Arrangement or to establish or implement any other employee or retiree benefit or compensation arrangement.

                  (e) Each Employee Benefit Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and, to the knowledge of the Company, no event has occurred since such adoption that would adversely affect such qualification and each trust created in connection with each such Employee Benefit Plan or forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code. The Company has received from the Internal Revenue Service a favorable determination letter on each such Employee Benefit Plan; no such determination letter has been revoked; and all plan amendments required as a condition to the issuance of any such letter have been adopted in a timely manner. Each Employee Benefit Plan has been maintained and administered in material compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Code.

                  (f) To the Company's knowledge, neither the Company nor any of its stockholders, directors, officers or employees, nor any fiduciary of any Employee Benefit Plan, has engaged in any transaction with respect to an Employee Benefit Plan that could subject the Company to a tax, penalty or liability for a prohibited transaction, as defined in
         Section 406 of ERISA or Section 4975 of the Code.

                  (g) The Company does not have any current or projected liability in respect of post-retirement or post-employment welfare benefits for retired, current or former employees except to the extent otherwise required by the health care continuation coverage requirements of COBRA as set forth in Section 4980B(f) of the Code and Sections 601 through 608 of ERISA. No health, medical, death or survivor benefits have been provided under any Benefit Arrangement to any person who is not an employee or former employee of the Company or a dependent thereof.

                  (h) There is no litigation, administrative or arbitration proceeding or other dispute pending or, to the Company's knowledge, threatened that involves any Employee Benefit Plan or Benefit Arrangement which could reasonably be expected to result in any material liability to the Company, any employees or directors of the Company, or any fiduciary (as defined in ERISA Section 3(21)) of such Employee Benefit Plan or Benefit Arrangement.

                  (i) Except as set forth on Schedule 3.16(i), no employee or former employee of the Company will become entitled to receive from the Company or Parent any bonus, retirement, severance, job security or similar benefit or enhanced benefit (including, without limitation, acceleration of compensation, an award, vesting or exercise of an incentive award) or any fee or payment of any kind solely as a result of any of the transactions contemplated hereby.

                  (j) The Company is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the code (i.e., a golden parachute), or result in the imposition of excise tax under Section 4999 of the Code.

                  (k) No Employee Benefit Plan that is an employee welfare benefit plan, as defined in Section 3(l) of ERISA, is funded through a "welfare benefit fund" (within the meaning of Section 419(e) of the Code) and no benefits under the Employee Benefit Plan are provided through a voluntary employees' beneficiary association (within the meaning of Section 501(c)(9) of the Code) or a supplemental unemployment benefit plan (within the meaning of Section 501(c)(17) of the Code).

                  (l) To the Company's knowledge, no facts or circumstances exist, no actions have been taken or omitted to be taken, nothing has occurred, and nothing will occur as a result of the consummation of the transactions contemplated by this Agreement, such that the Company could reasonably be expected to be, or is subject (directly or indirectly, such as through an indemnification, guaranty or similar agreement or obligation) to any liability for any claims, judgments, damages, penalties, taxes, assessments or similar items with respect to any employee benefit plan (as defined in Section 3(3) of ERISA) (other than one of the Employee Pension Benefit Plans listed on Schedule 3.16(a)) currently or formerly maintained by a member of a Controlled Group of Corporations of which the Company is a member or to which any such company has contributed or has been obligated to contribute during the six years prior to the date hereof.

                  (m) All contributions required to be made to date have, or prior to the Closing will have, been made, or have been accrued as liabilities on the Company Financial Statements, and the Company will not have any liability (actual or contingent) under any insurance policy (or ancillary agreement relating to such insurance policy) in the nature of a retroactive rate adjustment or loss sharing or similar arrangement arising wholly or partially out of events occurring prior to the Closing.

         3.17 Transactions with Insiders. Set forth on Schedule 3.17 hereto is a complete and accurate description of (i) all transactions between the Company or any Employee Benefit Plan, on the one hand, and any Insider, on the other hand, that have occurred since January 1, 1999 and that exceed $10,000 individually or in the aggregate, and (ii) all written or oral agreements or contracts, and any other written instruments, evidencing or made in connection with any transaction involving the sale or acquisition of assets, or any liabilities arising in connection therewith, which involved the Company, on the one hand, and any Insider or any of its Affiliates, on the other hand.

         3.18 Propriety of Past Payments. Except for transactions or events that are immaterial in nature: no funds or assets of the Company have been used, for illegal purposes; no unrecorded funds or assets of the Company have been established for any purpose; no accumulation or use of the Company's corporate funds or assets has been made without being properly accounted for in the respective books and records of the Company; all payments by or on behalf of the Company have been duly and properly recorded and accounted for in their respective books and records; no false or artificial entry has been made in the books and records of the Company for any reason; no payment has been made by or on behalf of the Company with the understanding that any part of such payment is to be used for any purpose other than that described in the documents supporting such payment; and the Company has not made, directly or indirectly, any illegal contributions to any political party or candidate, either domestic or foreign.

         3.19 Brokers. Neither the Company, nor any director, officer, employee or representative thereof, nor the Stockholders or any representative of the Stockholders, has employed any broker or finder or has incurred or will incur any broker's, finder's or similar fees, commissions or expenses, in each case in connection with the transactions contemplated by this Agreement.

         3.20 Intellectual Property

                  (a) Schedule 3.20(a) contains a complete and accurate list and description of all Intellectual Property Rights consisting of (i) registered trademarks, logotypes, service marks, certification marks, trade names, assumed names and all other names or marks used to identify products or services of the Business ("Trademarks"), and applications for the registration of Trademarks, as well as all unregistered Trademarks to the extent those that are unregistered are material to the Business; (ii) registered copyrights and applications for registration of copyrights; (iii) patents and patent applications, including any continuations, continuations-in-part and renewals of any of the same; and (iv) Internet domain names. Such section also lists the owner of such Intellectual Property Rights. True, correct and complete copies of all registrations, certificates or other instruments representing the Intellectual Property Rights identified on Schedule 3.20(a) have been delivered to Parent. Except as disclosed in such schedule, (x) all registrations and patent letters identified in such section are valid and in force and (y) all applications to register or obtain any copyrights, patents or trademarks so identified are pending and in good standing and all are, to the Company's knowledge, without challenge of any kind.

                  (b) The Company is the sole and exclusive owner of or has a valid license to use -- and has the right to use, execute, reproduce, display, perform, modify, enhance, distribute, prepare derivative works of and sublicense, without payment to any other person -- all the Intellectual Property Rights, and the consummation of the Merger will not conflict with, alter or impair any such rights. In respect of the Intellectual Property Rights that constitute issued patents, such rights are valid and enforceable. No Intellectual Property Right is subject to any outstanding Judgment or any Company Agreement, and no option, license, sublicense of other agreement has been granted in favor of any third party with respect to such rights.

                  (c) To the Company's knowledge, none of the Intellectual Property Rights infringes the intellectual property rights of any third party or, to the knowledge of the Company, is being infringed or misappropriated by others. The Company has not received notice that any of the Intellectual Property Rights infringes any intellectual property rights of others, and the Company has not been charged or, to its knowledge, threatened in writing to be charged with infringing.

                  (d) To the Company's knowledge, the Company does not employ any person who is obligated under any contract, covenant or commitment, or other agreement, or subject to any Judgment, that would interfere with his or her best efforts to promote the interests of the Company or that would conflict with the operation of the Company or its business. Except as set forth on Schedule 3.20(d), all Intellectual Property Rights that were previously or are currently owned or held, directly or indirectly, by any officer, director, stockholder, or employee of the Company have been, or on or prior to the Closing Date shall have been, duly and effectively transferred to the Company.

                  (e) Except as set forth on Schedule 3.20(e), there are no pending, or to the knowledge of the Company threatened, proceedings, including, without limitation, suit for misappropriation or opposition, cancellation, or interference proceeding, relating to any Intellectual Property Rights.

         3.21 Compliance with Laws; Licenses.

                  (a) Except as set forth in Schedule 3.21(a) and where it, individually or in the aggregate, would not cause a Material Adverse Effect, the Company has conducted and continues to conduct its businesses in accordance with all Licenses and Legal Requirements applicable to any of the businesses in which the Company is engaged, and the Company is not in violation of any such License or Legal Requirement.

                  (b) Except where it, individually or in the aggregate, would not cause a Material Adverse Effect, the Company holds all Licenses that are necessary to own, lease and operate the assets and properties they currently own, lease and operate and to conduct their respective businesses and operations in the manner previously and currently conducted. Schedule 3.21(b) sets forth all Licenses held by the Company, together with any pending applications filed by the Company for other Licenses. The Company has delivered to Parent correct and complete copies of all Licenses held by the Company (including the applications related thereto) and all pending applications listed on
         Schedule 3.21(b). To the Company's knowledge, no event has occurred with respect to any such License or application that would permit the revocation, termination, suspension or denial thereof or would result in any impairment of the rights of the holder thereof. No notice has been received and to Company's knowledge no investigation, review or proceeding is pending or threatened by any Governmental Authority with regard to any alleged violation by the Company of any License or Legal Requirement or any alleged failure by the Company to have any Licenses.

         3.22 Deposit Accounts; Powers of Attorney. Schedule 3.22 contains an accurate list, as of the date of this Agreement, of (a) the name of each financial institution in which the Company has accounts or safe deposit boxes;
(b) the names in which the accounts or boxes are held; (c) the type of account; and (d) the name of each Person authorized to draw thereon or have access thereto.

         3.23 Disclosure. No representation of warranty of the Company in this Agreement contains an untrue statement of material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

         3.24 Stockholder Representatives. The Company has performed any actions necessary to designate and appoint the Stockholder Representatives as the agent and representative of the Stockholders to perform all such acts as are required, authorized or contemplated by this

Agreement and execute any Transaction Documents, or any documents specified by such Transaction Documents, as attorney-in-fact for each Stockholder, and the actions performed by such Stockholder Representatives shall be binding and enforceable against each Stockholder as if such Stockholder had directly taken such action. The other Parties are and will be entitled to give notices only to the Stockholder Representatives for any notice contemplated by this Agreement to be given to any such Stockholder.

                                   ARTICLE 4

            REPRESENTATIONS AND WARRANTIES OF THE MAJOR STOCKHOLDERS

         Each Major Stockholder hereby individually, and not jointly, represents and warrants to Parent and Sub as follows:

         4.1 Authority. Such Major Stockholder has all requisite power and authority and has full legal capacity and is competent to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Major Stockholder and constitutes a valid and binding obligation of such Major Stockholder, enforceable against such Major Stockholder in accordance with its terms. The execution, delivery and performance by such Major Stockholder of this Agreement and the consummation of the transaction contemplated hereby and thereby do not and will not: (a) (after notice or lapse of time or both) conflict with, result in a breach of any provision of, constitute a default under, result in the modification or cancellation of, or give rise to any right of termination or acceleration in respect of, any material contract, agreement, commitment, understanding, arrangement or restriction to which such Major Stockholder is a party or to which such Major Stockholder or any of such Major Stockholders' property is subject; (b) violate or conflict with any Legal Requirements applicable to such Major Stockholder or any of such Major Stockholder's businesses properties; or (c) require any authorization, consent, order, permit or approval of, or notice to, or filing, registration or qualification with, any Governmental Authority, as same may apply to such Major Stockholder.

                                   ARTICLE 5

                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

         Each of Parent and Sub hereby jointly and severally represents and warrants to the Company as follows:

         5.1 Organization and Good Standing. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware.

         5.2 Authority. Each of Parent and Sub have the corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which each is a party and to perform their respective obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Transaction Documents to which each is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by the Board of Directors of Parent and Sub and no other corporate proceedings on the part of Parent or Sub are necessary to authorize and approve this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by, and constitutes a valid and binding obligation of, Parent and Sub, enforceable against Parent and Sub in accordance with its terms, except as enforceability may be limited by applicable equitable principles, or by bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect affecting the enforcement of creditors' rights generally.

         5.3 No Conflicts. The execution, delivery and performance by Parent and Sub of this Agreement, the Transaction Documents to which each is a party and the consummation of the transactions contemplated hereby and thereby do not and will not: (a) contravene any provisions of the Certificate of Incorporation or Bylaws of Parent or Sub; (b) conflict with, result in a breach of any provision of, constitute a default under, result in the modification or cancellation of, or give rise to any right of termination or acceleration, or require a prepayment, in respect of, any material mortgage, deed of trust, conveyance to secure debt, note, loan, lien, lease, agreement, instrument or any order, judgment, decree or other arrangement to which Parent or Sub is a party or is bound or by which they or their assets are affected; (c) result in the creation of any Lien upon, or any Person obtaining any right to acquire, any properties, assets or rights of the Company (except as provided in this Agreement); (d) violate or conflict with any Legal Requirements applicable to Parent or Sub or any of their properties or assets or (e) require any authorization, consent, order, permit or approval of, or notice to, or filing, registration or qualification with, any Governmental Authority, except for the filing of a Certificate of Merger with the Secretary of State of the State of Delaware and filings with the SEC.

         5.4 SEC Reports and Financial Statements. Since January 1, 1999, Parent has filed all forms, reports and documents with the SEC required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder, all of which have complied as of their respective filing dates, or in the case of registration statements, their respective effective dates, in all material respects with all applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder (collectively, the "SEC Reports"). None of such SEC Reports, including, without limitation, any exhibits, financial statements or schedules included therein, at the time filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated balance sheets and related consolidated statements of income, stockholders' equity and cash flows (including the related notes and schedules thereto) of Parent included in the SEC Reports complied as to form, at the time filed, in all material respects with the published rules and regulations of the SEC with respect thereto at the time filed, were prepared in accordance with GAAP applied on a consistent basis during the periods involved and include all adjustments consisting of normal recurring accruals necessary (in the case of unaudited interim financial statements) to present fairly, in all material respects, the consolidated financial position of Parent as of their respective dates, all in conformity with GAAP applied on a consistent basis, except as otherwise noted therein or as permitted under the Exchange Act.

         5.5 Capitalization.

                  (a) As of the date hereof, the authorized capital stock of Parent consists of 50,000,000 shares of common stock, $0.001 par value, and 5,000,000 shares of preferred stock, $0.001 par value, of which 525,000 shares of preferred stock has been designated as Redeemable Convertible Preferred Stock (the "Parent Preferred Stock"). As of November 21, 2001, there are 10,573,101 shares of Parent Common Stock issued and outstanding and 525,000 shares of Parent Preferred Stock issued and outstanding and no other shares of capital stock which are issued and outstanding. As of November 21, 2001, there are options outstanding issued by Parent to purchase an aggregate of 1,364,199 shares of Parent Common Stock, and warrants to purchase an aggregate of 379,127 shares of Parent Common Stock. In addition, Parent is a party to that certain Preferred Stock Purchase Agreement dated November 30, 1999 by and between Parent and Abbott Laboratories, an Illinois corporation, pursuant to which Parent may be required to issue and sell up to 728,457 shares of Parent Common Stock to Abbott Laboratories. All of the outstanding shares of Parent Common Stock and Parent Preferred Stock are duly authorized, validly issued, fully paid and nonassessable, and were issued in material compliance with applicable federal and state securities laws, including exemptions therefrom, and none of such issuances were made in violation of any pre-emptive or other rights. Except as set forth above, there are no options, warrants or other rights (including conversion or pre-emptive rights) or agreements outstanding to purchase any of Parent's authorized and unissued capital stock.

                  (b) As of the date hereof, the authorized capital stock of Sub consists of 1,000 shares of common stock, $0.001 par value. As of November 27, 2001, there are 1,000 shares of common stock of Sub issued and outstanding all of which are duly authorized, validly issued, fully paid and nonassessable, and were issued in material compliance with applicable federal and state securities laws, and no other shares of capital stock which are issued and outstanding. There are no options, warrants or other rights (including conversion or pre-emptive rights) or agreements outstanding to purchase any of Sub's authorized and unissued capital stock.

         5.6 Tax-Free Reorganization.

                  (a) Neither Parent nor Sub will take, or cause the Surviving Corporation to take, any position on any Federal, state or local income or franchise tax return, or to take any other tax reporting position, that is inconsistent with the treatment of the Merger as a "reorganization" within the meaning of Section 368(a) of the Code, unless otherwise required by a "determination" (as defined in Section 1313(a)(1) of the Code) or by applicable state or local tax law (and then only to the extent required by such applicable state or local tax law).

                  (b) Following the Merger, Parent will not cause or permit the Surviving Corporation to take any action that would result in a violation of the "substantially all of its properties" requirement of
         Section 368(a)(2)(E) of the Code.

                  (c) Neither Parent nor any corporation that is related to Parent has any plan or intention, following the Merger, to reacquire, or to cause any corporation that is related to Parent to acquire, any Parent Common

         Stock, except in the case of any Parent Common Stock (other than stock acquired in the Merger) held by employees of Parent (or a corporation related to Parent) whose employment with Parent (or such corporation) is terminated for any reason. For purposes of this representation, a corporation shall be treated as related to Parent if such corporation is related to Parent within the meaning of Treasury Regulation Section 1.368-1(e)(3).

                  (d) Parent has no plan or intention to sell, transfer or dispose of any capital stock of the Surviving Corporation or to cause the Surviving Corporation to issue additional shares of its capital stock.

                  (e) Parent has no plan or intention to liquidate the Surviving Corporation, to merge the Surviving Corporation with or into another corporation, to sell or otherwise dispose of any of the capital stock of the Surviving Corporation, to cause the Surviving Corporation to distribute to Parent any assets of the Surviving Corporation or the proceeds of any borrowings incurred by the Surviving Corporation, or to cause the Surviving Corporation to sell or otherwise dispose of any of the assets held by the Company at the time of the Merger, except for dispositions of such assets in the Ordinary Course of Business and transfers described in Section 368(a)(2)(C) of the Code or Treasury Regulation Section 1.368-2(k).

                  (f) As specified in Section 12.1 hereof, Parent and Sub will each pay their respective expenses, if any, incurred in connection with the Merger.

                  (g) Following the Merger, Parent will cause the Surviving Corporation to continue the Company's "historic business" or to use a significant portion of the Company's "historic business assets" in a business (as such terms are defined in Treasury Regulation Section 1.368-1(d)).

                  (h) Neither Parent nor Sub is an investment company as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

                  (i) Sub is a corporation newly formed for the purpose of participating in the Merger and at no time prior to the Merger has had assets (other than nominal assets contributed upon the formation of Sub, which assets will be held by the Company following the Merger), liabilities, or business operations. Sub will have no liabilities assumed by the Company and will not transfer to the Company any assets subject to liabilities. Prior to the Merger, Parent will be in control of Sub within the meaning of Section 368(c).

         5.7 No Broker's Fees. Neither Parent nor Sub shall be required to pay any brokerage commissions, finder's fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement.

         5.8 Absence of Certain Changes. Except as set forth on Schedule 5.8, or as contemplated by this Agreement, since September 30, 2001, there has not been any material adverse change in the business, properties, operations or financial condition of Parent.

                                   ARTICLE 6

                       COVENANTS AND ADDITIONAL AGREEMENTS

         6.1 Access; Confidentiality. Between the date hereof and the Closing Date, the Company will: (i) provide to the officers and other authorized representatives of Parent and Sub full access, during normal business hours, to any and all premises, properties, files, books, records, documents and other information of the Company, and will cause the Company's officers to furnish to Parent and its authorized representatives any and all financial, technical and operating data with other information pertaining to the businesses and properties of the Company (including the Leased Real Property and the Improvements); and (ii) make available for inspection and copying by Parent and Sub true and complete copies of any documents relating to the foregoing. Parent and Sub will hold, and will cause their representatives to hold, in confidence (unless and to the extent compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law) all Confidential Information and will not disclose the same to any third party except as may reasonably be necessary to carry out or enforce this Agreement and the transactions contemplated hereby, including any due diligence review by or on behalf of Parent and Sub. If this Agreement is terminated, Parent and Sub will, and will cause their representatives to, promptly return to the Company, upon the reasonable request of the Company, all Confidential Information furnished by the Company, including all copies and summaries thereof. The Company and each of the Major Stockholders agree to maintain in confidence, and not disclose to others until Parent makes a public announcement concerning the transactions contemplated by this Agreement or otherwise consents in writing, the terms of the transactions provided for herein, or the existence of this Agreement, provided that, disclosure, as necessary, to obtain the approval of the Stockholders and to otherwise comply with the terms and conditions of this Agreement, may be made to Stockholders, and to the extent necessary, to their representatives who agree in writing (an a form reasonably approved by Parent) to maintain such information on a confidential basis.

         6.2 Furnishing Information; Announcements. The Stockholder Representatives and the Company, on the one hand, and Parent and Sub, on the other hand, will, as soon as practical after reasonable request therefor, furnish to the other all information concerning each Stockholder and the Company or Parent and Sub, respectively, required for inclusion in any statement or application made by Parent or Sub or the Company or the Stockholders to any governmental or regulatory body or to any third party or in connection with obtaining any consent in connection with the transactions contemplated by this Agreement. Neither the Stockholder Representatives nor the Company, nor any representative thereof, shall issue any press release or otherwise make any public statement with respect to the transactions contemplated hereby without the prior written consent of Parent.

         6.3 Certain Changes and Conduct of Business.

                  (a) From and after the date of this Agreement and until the Closing Date, the Company shall conduct its businesses solely in the Ordinary Course of Business and, without the prior consent of Parent, the Company shall not, except as required or permitted pursuant to the terms hereof, including the taking of such action necessary in order to effect the actions set forth on Schedule 3.6:

                           (i) make any material change in the conduct of its
                  businesses and operations or enter into any transaction other than in the Ordinary Course of Business;

                           (ii) make any change in its certificate of
                  incorporation or bylaws, issue any additional shares of capital stock or equity securities or grant any option, warrant or right to acquire any capital stock or equity securities or issue any security convertible into or exchangeable for its capital stock or alter any material term of any if its outstanding securities or make any change in its outstanding shares of capital stock or other ownership interests or its capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise;

                           (iii) (A) incur, assume or guarantee any indebtedness
                  for borrowed money, issue any notes, bonds, debentures or other corporate securities or grant any option, warrant or right to purchase any thereof, except pursuant to transactions in the Ordinary Course of Business; (B) issue any securities convertible or exchangeable for debt securities of the Company; or (C) issue any options or other rights to acquire from the Company, directly or indirectly, debt securities of the Company or any security convertible into or exchangeable for such debt securities;

                           (iv) make any sale, assignment, transfer, abandonment
                  or other conveyance of any of its assets or any part thereof, except transactions pursuant to existing Company Agreements and dispositions in the Ordinary Course of Business;

                           (v) subject any of its assets, or any part thereof,
                  to any Liens (other than Permitted Liens) or suffer such to be imposed other than such liens as may arise in are Ordinary Course of Business;

                           (vi) declare, set aside or pay any dividends or other
                  distribution (whether in cash, stock, property or any combinations thereof) in respect of any shares of its capital stock or redeem, retire, purchase or otherwise acquire, directly or indirectly, any shares of capital stock of the Company;

                           (vii) acquire any assets, raw materials or
                  properties, or enter into any other transaction, other than in the Ordinary Course of Business;

                           (viii) enter into any new (or amend any existing)
                  employee benefit plan, program or arrangement or any new (or amend any existing) employment severance or consulting agreement, grant any general increase in the compensation of officers or employees (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or grant any increase in compensation payable or to become playable to any employee, except in accordance with pre-existing contractual provisions or consistent with past practices;

                           (ix) make or commit to make any individual material
                  capital expenditure in excess of $10,000, or aggregate capital expenditures in excess of $25,000, except in the Ordinary Course of Business;

                           (x) pay, loan or advance any amount to, or sell,
                  transfer or lease any properties or assets to, or enter into any agreement or arrangement with, any of its Affiliates, except in the Ordinary Course of Business;

                           (xi) guarantee any indebtedness for borrowed money or
                  any other obligation of any other Person, other than in the Ordinary Course of Business;

                           (xii) fail to keep in full force and effect insurance
                  comparable in amount and scope to coverage maintained by it (or on behalf of it) on the date hereof;

                           (xiii) make any loan, advance or capital contribution
                  to investment in any Person, except in the Ordinary Course of Business;

                           (xiv) make any change in any method of accounting or
                  Accounting Principle, method, estimate or practice except for any such change required by reason of a concurrent change in GAAP or write-down the value of any inventory or write-off as uncollectible any accounts receivable except in the Ordinary Course of Business;

                           (xv) settle, release or forgive any material claim or
                  litigation or waive any material right;

                           (xvi) make, enter into, modify, amend in any material
                  respect or terminate any material commitment, bid or expenditure, other than in the Ordinary Course of Business; or

                           (xvii) commit itself to do any of the foregoing.

                  (b) From and after the date hereof and until the Closing Date, the Company shall:

                           (i) continue to maintain, in all material respects,
                  the Company's properties, all Leased Real Property and all Improvements in accordance with present practices in a condition suitable for their current use;

                           (ii) comply with all applicable Environmental Laws,
                  and, in the event it shall receive notice that there exists a violation of any Environmental Law with respect to its operations, any Improvements or any Leased Real Property, promptly (and in any event within the time period permitted by the applicable governmental authority) remove or remedy such violation in accordance with all applicable Environmental Laws;

                           (iii) file, when due or required, or extend as
                  reasonably necessary, federal, state, foreign and other tax returns and other reports required to be filed and pay when due all Taxes, assessments, fees and other charges lawfully levied or assessed against it unless the validity thereof is contested in good faith and by appropriate proceedings diligently conducted;

                           (iv) keep its books of account, records and files in
                  the Ordinary Course of Business and in accordance with existing practices;

                           (v) preserve its business organization intact and use
                  its reasonable commercial efforts to continue to maintain existing business relationships with suppliers, customers, licensors and others with whom business relationships exists other than relationships that are, at the time, not economically beneficial to it; and

                           (vi) continue to conduct its business in the ordinary
                  course consistent with past practices.

         6.4 No Negotiations. No Major Stockholder, nor the Company, nor the Company's officers, directors, employees, advisors, agents, representatives, Affiliates or anyone acting on behalf of the Stockholders, the Company or such persons, shall, directly or indirectly, encourage, solicit, initiate or engage in discussions or negotiations with, or provide any information to, any Person (other than Parent or its representatives) concerning any merger, sale of assets (other than in the Ordinary Course of Business), purchase or sale of shares of capital stock or similar transaction involving the Company. The Major Stockholders or the Company, as the case may be, shall promptly communicate to Parent any inquiries or communications concerning any such transaction (including the identity of any Person making such inquiry or communication) which the Major Stockholders or the Company may receive or of which the Major Stockholders or the Company may become aware.

         6.5 Consents; Cooperation. Subject to the terms and conditions hereof, the Company and Parent and Sub will use their respective best efforts at their own expense (unless otherwise set forth herein):

                  (a) to take all actions and do all things necessary, proper or advisable, and to cooperate with each other, to expeditiously consummate the transactions contemplated hereby;

                  (b) to obtain prior to the earlier of the date required (if so required) or the Closing Date, all Government Approvals, and make all filings and registrations with Governmental Authorities which are required on their respective parts for: (i) the consummation of the transactions contemplated by this Agreement; (ii) the ownership or leasing and operating after the Closing by the Company of all its material properties; and (iii) the conduct after the Closing by the Company of its businesses as conducted by it on the date hereof;

                  (c) to defend, consistent with applicable principles and requirements of law, any lawsuit or other legal proceedings, whether judicial or administrative, whether brought derivatively or on behalf of third persons (including Governmental Authorities) challenging this Agreement or the transactions contemplated hereby; and

                  (d) to furnish each other such information and assistance as may reasonably be requested in connection with the foregoing.

         6.6 Additional Agreements. Subject to the terms and conditions of this Agreement, each of the Parties hereto agrees to use its best efforts at its own expense to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Legal Requirements to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers of the Company shall take all such necessary action.

         6.7 Notification of Certain Matters. Between the date hereof and the Closing, each Party to this Agreement will give prompt notice in writing to the other Party hereto of: (i) any information that indicates that any representation and warranty of such Party contained herein was not true and correct as of the date made, or will not be true and correct as of the Closing;
(ii) the occurrence of any event which could result in the failure to satisfy a condition specified in Article 7 or Article 8 hereof, as applicable; and (iii) any notice or other communication from any third Person alleging that the consent of such third Person is or may be required in connection with the transactions contemplated by this Agreement.

         6.8 Stock Agreement Termination. The Company and the Major Stockholders have obtained or will obtain written binding agreements of termination (the "Termination Agreements") prior to Closing from the requisite parties whose consent is required to amend or terminate any and all Stock Agreements that provide for the termination of all such agreements effective immediately prior to the Effective Time.

         6.9 Board of Directors Observation. Until March 31, 2003, Marc Branson, or another person appointed in writing by the Stockholder Representatives approved by Parent, shall have the right to receive notice of, observe, but not vote at, and, to the extent reasonable in the applicable context, participate in the meetings of the Board of Directors of Parent or its successor so long as such observer executes a Confidentiality and Non-Disclosure Agreement, in the form attached hereto as Exhibit C, with respect to such meetings. The Company agrees that such observer shall be subject to Parent's policies with respect to insider trading and other similar policies established by Parent from time to time.

         6.10 Post-Closing Liquidity. After the Closing, Parent agrees to provide cash funding to support the Product Line for development under the terms and conditions stated in this Section 6.10, provided, however that the amount and timing of cash funding shall be determined by Parent employing its reasonable business judgment. Parent agrees to use commercially reasonable efforts to lower the Product Line's cash requirements related to its product lines, including, but not limited to, vendor financing, supplier cooperation in inventory flow, and other economic means to reduce annual cash flow requirements. Included in the computation of Cash Flow, the Company agrees that, as the Product Line, it will be allocated a portion of Parent's corporate overhead on a direct charge basis (See Exhibit H).

                  (a) The Company and Parent agree that the budgeted cash requirements of the Company in respect of the Product Line for the remainder of the calendar year 2001 and the calendar year 2002 is $2,000,000 (the "Cash Budget"), and any changes to the Cash Budget prior to Closing may only be effected with the approval of Parent. In the exercise of its business judgment, Parent will use the Cash Budget as a guide for overall funding and the timing thereof.

                  (b) In the event that the Product Line fails to achieve its quarterly revenue plan, Parent will investigate the cause of such failure, and as a result, using its reasonable business judgment, Parent may decrease or increase its level of cash funding and the timing thereof. The Parties agree that factors to be considered in Parent's reasonable business judgment include, but are not limited to, demand for the Product Line's products; profitability associated with the Product Line's products; Parent's ability to raise additional capital; Parent's allocation of its capital across its existing products and to other business opportunities; results of independent patient surveys presenting information that compares the Product Line's product(s) to its leading competitor(s); force majeure and other similar factors.

                  (c) If the Company's Initial Products fail (i) to generate a gross margin in excess of $0 or (ii) to be approved by the FDA by December 31, 2002, Parent's obligation to provide any Earnout Shares will continue so long as the financial goals stated in Section 2.8 hereof are met, but Parent's obligations under this Section 6.10 shall terminate.

                  (d) If Parent provides the Product Line with at least four million dollars ($4,000,000) in Cumulative Cash Funding by December 31, 2004, the Parties agree that an irrebuttable presumption will have been established that this Section 6.10 has been fully satisfied. For the purposes of this Section 6.10, "Cumulative Cash Funding" is defined as direct cash funding for the Product Line's activities, including direct expenses, fixed asset purchases and working capital committed for the Product Line's activities. Allocations for the purpose of approximating actual corporate activity for the Product Line are included in the above cash funding; allocations for the purpose of determining contribution to corporate overhead are not to be included.

         6.11 Transfer Restrictions. Each Stockholder will be prohibited from selling, conveying or transferring in any manner (other than pursuant to Article 11 hereof) any shares of Parent Common Stock acquired in the Merger for a period ending on the first (1st) anniversary of the Closing Date, and certificates representing such shares of Parent Common Stock will contain an appropriate restrictive legend to that effect, as provided in Section 2.3(a) of this Agreement.

         6.12 Company Stockholder Communications.

                  (a) Within five (5) Business Days of the date of this Agreement, and in any event prior to Closing, the Company agrees to (i) provide written confirmation to Parent identifying those Stockholders that are Accredited Investors, including the basis for determining such status, and identifying those Stockholders that are not Accredited Investors; and (ii) with respect to any Stockholders who are not Accredited Investors, have such Stockholders appoint a Purchaser Representative to the reasonable satisfaction of Parent and Parent's counsel that the issuance of shares of Parent Common Stock in the

         Merger to any Stockholder will qualify as a private placement of securities under Rule 506 of Regulation D under the Securities Act.

                  (b) In the event that any Stockholder to receive any shares of Parent Common Stock in the Merger cannot be characterized as an Accredited Investor, the Company further agrees to (i) promptly upon receipt, distribute the information statement or other document provided by Parent to the such Stockholder and provide written confirmation to Parent of such distribution and (ii) promptly use reasonable efforts to cooperate to provide information regarding the Company that is required to be included in any such information statement or other document. In connection with the foregoing covenants, the Company will obtain appropriate confidentiality and non-disclosure agreements in a form reasonably approved by Parent.

         6.13 Major Stockholder Voting Covenant.

                  (a) As long as this Agreement has not terminated in accordance with Section 11, the Major Stockholders agree that they will cause the shares of Company Stock that they own (the "Major Stockholders Shares") to be voted at any meeting of stockholders called by the Company and any and all postponements and adjournments thereof or through any written consent in lieu of a meeting (i) to approve the Merger and any other matter that could reasonably be expected to facilitate the Merger and (ii) against any Adverse Proposal. For purposes of this Agreement, "Adverse Proposal" means any action, proposal or agreement that could result in a breach in any material respect of any covenant, representation or warranty or any other obligation of Parent under the Agreement, or otherwise, which could materially frustrate, prevent or delay the consummation of the transactions contained in the Transaction Documents.

                  (b) The Major Stockholders will not, except as permitted by this Agreement, (i) grant any proxies or powers of attorney with respect to any of the Major Stockholders Shares, (ii) deposit any of the Major Stockholders Shares into a voting trust or enter into a voting agreement with respect to the Major Stockholders Shares, or
         (iii) take any action that would make any representation or warranty contained herein untrue or incorrect or have the effect of preventing the Major Stockholders from performing their respective obligations under this Agreement.

         6.14 Stockholder Approval. The Company shall duly call and hold a meeting of the Stockholders or obtain written consent of the Stockholders in lieu thereof in compliance with Delaware law as soon as reasonably practicable for the purpose of approving the Merger and the transactions contemplated by this Agreement. The Company shall include in any communications to the Stockholders, the recommendation of its Board of Directors that the Stockholders vote in favor of the Merger and the transactions contemplated by this Agreement. In connection with such meeting or written consent in lieu thereof and the transactions contemplated hereunder, the Company will (i) use its reasonable best efforts to obtain the requisite vote or consent of the Stockholders to approve the Merger and the transactions contemplated by this Agreement and (ii) otherwise comply with all legal requirements applicable to such meeting or consent, including, without limitation, the provisions governing notice of appraisal rights as provided in Section 262 of the Delaware General Corporation Law.

6.15 Closing Conditions. The Company and the Major Stockholders shall each use its best efforts to satisfy the conditions to Closing provided in Article VII herein, including obtaining executed Employment Agreements, Employee Covenants Agreements and Seller's Covenants Not to Compete from all parties to such agreements other than Parent.


                                   ARTICLE 7

                 CONDITIONS TO THE OBLIGATIONS OF PARENT AND SUB
                              TO EFFECT THE CLOSING

         The obligations of Parent and Sub under this Agreement to consummate the transactions contemplated hereby are subject to the satisfaction at or prior to Closing of each of the following conditions all of which may be waived, in whole or in part, by Parent for purposes of consummating such transactions, but without prejudice to any other right or remedy which Parent may have hereunder as a result of any misrepresentation by or breach of any covenant or warranty of the Company contained herein or any other certificate or instrument furnished by or on behalf of any of the Company or the Major Stockholders hereunder:

         7.1 Representations and Warranties; Covenants. Each of the representations and warranties of the Company and Major Stockholders contained in this Agreement shall be true and correct on the date made and shall be true and correct in all material respects as of the Closing. Each of the covenants and obligations of the Company and the Major Stockholders required by any of the covenants or agreements contained in this Agreement to be performed by them at or prior to the Closing shall have been duly performed and complied with as of the Closing. At the Closing, Parent and Sub shall have received a certificate, dated the Closing Date and duly executed by the President of the Company, and in respect of each Major Stockholder, executed by such Major Stockholder, to the effect that the conditions set forth in the two preceding sentences have been satisfied.

         7.2 Authorization; Consent. All notices to, and declarations, filings and registrations with Governmental Authorities, and all Government Approvals and all third person Consents required to consummate the transactions contemplated hereby and necessary for the continued business operations of the Company, and all other Consents shall have been made or obtained.

         7.3 Absence of Litigation. No order, stay, injunction or decree of any court of competent jurisdiction in the United States shall be in effect: (a) that prevents or delays the consummation of any of the transactions contemplated hereby; or (b) would impose any limitation on the ability of Parent or Sub effectively to exercise all rights of ownership of the Company Common Stock. No action, suit or proceeding before any court or any governmental or regulatory entity shall be pending (or threatened by any governmental or regulatory entity), and no investigation by any governmental or regulatory entity shall have been commenced (and be pending), seeking to restrain or prohibit (or questioning the validity or legality of) the consummation of the transactions contemplated by this Agreement or the Transaction Documents or seeking damages in connection therewith which Parent or Sub, in good faith and with the advice of counsel, believes it makes it undesirable to proceed with the consummation of the transactions contemplated hereby.

         7.4 No Material Adverse Effect. During the period from the date of this Agreement to the Closing Date, there shall not have been any Material Adverse Effect.

         7.5 Legal Matters. All certificates, instruments, opinions and other documents required to be executed or delivered by or on behalf of the Stockholders and the Company under the provisions of this Agreement, and all other actions and proceedings required to be taken by or on behalf of the Stockholders and the Company in furtherance of the transactions contemplated hereby, shall be reasonably satisfactory in form and substance to counsel for Parent and Sub.

         7.6 Employment Agreements. The Company and each of the Persons listed on Schedule 7.6 shall have entered into employment agreements (collectively, the "Employment Agreements") substantially in the form of Exhibit E (with such Employment Agreements providing for the annual salary for each respective such Person as indicated on Schedule 7.6). Joel Douglas and the other members of Chay Medical, LLC shall cause, to the extent necessary, the intellectual property rights referred to in the License Agreement provided as Exhibit E-1 to be fully conveyed and transferred to Chay Medical, LLC, and provide Parent with evidence thereof, and shall cause Chay Medical, LLC to execute and deliver the License Agreement between Chay Medical, LLC and Parent in the form of Exhibit E-1.

         7.7 Confidentiality, Inventions Agreements. The Company and each of the Persons listed on Schedule 7.7 shall have entered into the First Amendment to the Amended and Restated Employee Proprietary Information and Inventions Agreement (collectively, the "Employee Covenants Agreements") substantially in the form of Exhibit F.

         7.8 Seller's Covenant Not to Compete. Each of the Stockholders listed on Schedule 7.8 shall have entered into a Seller's Covenant Not to Compete (collectively, the "Seller's Covenants Not to Compete") substantially in the form of Exhibit G.

         7.9 Debt Conversion; Warrant Exercise. The Company shall have taken all actions necessary to cause its outstanding convertible promissory notes and warrants issued pursuant to that certain Note and Warrant Purchase Agreement dated June 29, 2001 by and among the Company and the Purchasers listed on Schedule A thereto to be converted into Company Preferred Stock, exercised into Company Preferred Stock or terminated, as the case may be, all effective prior to the Effective Time.

         7.10 Stockholder Approval. The Company shall have provided satisfactory evidence to Parent that the Stockholders have approved the Merger and the transactions contemplated by the Transaction Documents, in accordance with Delaware law.

         7.11 Appraisal Rights. Stockholders holding no more than five percent (5%) of the aggregate shares of Company Stock shall have failed to waive their appraisal rights pursuant to, and in accordance with, Section 262 of the Delaware General Corporation Law.

                                   ARTICLE 8

                        CONDITIONS TO THE OBLIGATIONS OF
                        THE COMPANY TO EFFECT THE CLOSING

         The obligations of the Company under this Agreement to consummate the transactions contemplated hereby are subject to the satisfaction at or prior to Closing of each of the following conditions all of which may be waived, in whole or in part, by the Company for purposes of consummating such transactions, but without prejudice to any other right or remedy which the Company may have hereunder as a result of any misrepresentation by or breach of any covenant or warranty of Parent or Sub contained herein or any other certificate or instrument furnished by or on behalf of the Parent or Sub hereunder:

         8.1 Representations and Warranties; Covenants. Each of the representations and warranties of Parent and Sub contained in this Agreement shall be true and correct in all material respects on the date made and shall be true and correct in all material respects as of the Closing. Each of the covenants and obligations of Parent and Sub required by this Agreement to be performed by them at or prior to the Closing shall have been duly performed and complied with as of the Closing. At the Closing, the Company shall have received a certificate, dated the Closing Date and duly executed by an officer of Parent and of Sub to the effect that the conditions set forth in the preceding two sentences have been satisfied.

         8.2 Authorization of the Agreement; Consents. All notices to, and declarations, filings and registrations with Governmental Authorities, and all Government Approvals and all third person Consents required to consummate the transactions contemplated hereby and necessary for the continued business operations of the Company, and all other Consents shall have been made or obtained.

         8.3 Absence of Litigation. No order, stay, injunction or decree of any court of competent jurisdiction in the United States shall be in effect: (a) that prevents or delays the consummation of an of the transactions contemplated hereby; or (b) would impose any limitation on the ability of the Stockholders effectively to exercise all rights of ownership of Parent Common Stock.

         8.4 Legal Matters. All certificates, instruments, opinions and other documents required to be executed or delivered by or on behalf of Parent or Sub under the provisions of this Agreement, and all other actions and proceedings required to be taken by or on behalf of Parent or Sub in furtherance of the transactions contemplated hereby, shall be reasonably satisfactory in form and substance to counsel for the Company and the Stockholders.

                                   ARTICLE 9

                                   TERMINATION

         9.1 Termination. This Agreement may be terminated at any time prior to
Closing:

                  (a) by written mutual consent of Parent and the Company;

                  (b) by either Parent, Sub or the Company by written notice if the Closing shall not have taken place on or prior to December 31, 2001 (the "Closing Date Deadline"), or such other date as shall have been approved by Parent, Sub and the Company in writing (provided that the terminating Party is not otherwise in material breach of its representation, warranties, covenants or agreements under this Agreement);

                  (c) by Parent or Sub if any of the conditions specified in
         Article 7 hereof have not been met or waived by Parent or Sub at such time as such condition is no longer capable of satisfaction (provided that neither Parent nor Sub is otherwise in material breach of its representations, warranties, covenants or agreements under this Agreement);

                  (d) by the Company if any of the conditions specified in
         Article 8 hereof have not been met or waived by the Company at such time as such condition is no longer capable of satisfaction (provided that neither the Company nor any of the Major Stockholders is otherwise in material breach of his or its representations, warranties, covenants or agreements under this Agreement); or

                  (e) by either Parent, Sub or the Company if there has been a material breach on the part of the Company or the Major Stockholders on the one hand, or Parent or Sub, on the other hand, of any representation, warranty, covenant or agreement set forth in this Agreement, which breach has not been cured within ten (10) Business Days following receipt by the breaching Party of written notice of such breach;

                  (f) by Parent or Sub, if the covenant provided in Section 6.12 hereof has not been performed in full within the time period specified therein.

         If Parent, Sub or the Company shall terminate this Agreement pursuant to the provisions hereof, such termination shall be effectuated by written notice to the other parties specifying the provision hereof pursuant to which such termination is made.

         9.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 9.1 above, this Agreement shall forthwith become null and void, and none of the Parties hereto or any of their respective officers, directors, employees, agents, affiliates, consultants, stockholders or principals shall have any liability or obligation hereunder or with respect hereto, except for any liability arising out of a breach of this Agreement prior to its termination. Notwithstanding the foregoing, if this Agreement is terminated prior to Closing, no Major Stockholder shall have any liability or obligation whatsoever hereunder or with respect hereto.

                                   ARTICLE 10

                         SURVIVAL OF REPRESENTATIONS AND
                           WARRANTIES; INDEMNIFICATION

         10.1 Indemnification. Subject to Sections 10.2, 10.3 and 10.4 hereof, the parties hereto agree as follows:

                  (a) Prior to Closing, the Company agrees to indemnify and hold Parent harmless from and against all liability, loss, damage, or injury and all reasonable costs and expenses (including reasonable counsel fees and costs of any suit related thereto) ("Losses") suffered or incurred by Parent from any breach of any covenant, representation or warranty of the Company or the Major Stockholders contained in this Agreement or in any of the Transaction Documents to which it is a party, and by reason of any Losses suffered or incurred by Parent by reason of any of the Scheduled Claims.

                  (b) Upon the Closing, the Entire Stockholder Consideration shall be placed in escrow pursuant to the Escrow Agreement for a period of six (6) months after the Closing for the purpose of, and the Parties covenant and agree that it shall be used for, indemnifying and holding Parent (and Surviving Corporation subsequent to Closing) harmless from and against all Losses suffered or incurred by Parent or Surviving Corporation from any breach of any covenant, representation or warranty of the Company or the Major Stockholders contained in this Agreement or in any of the Transaction Documents to which any of them is a party.

                  (c) Each Major Stockholder agrees to indemnify and hold Parent and Surviving Corporation harmless from and against all Losses suffered or incurred by Parent or Surviving Corporation from any breach of any covenant, representation or warranty of the Company or the Major Stockholders contained in this Agreement, to the extent that Parent and Surviving Corporation have not been indemnified in respect of such Losses pursuant to the Escrow Agreement.

                  (d) Since, following the Closing, Sub will be merged into the Company and the Surviving Corporation will be owned by Parent, the Parties agree that the Stockholders will have no right of reimbursement or contribution against the Surviving Corporation (including, without limitation, any rights of law), and any Losses suffered or incurred against which Parent and Surviving Corporation are indemnified and held harmless as provided above shall be deemed suffered by Parent, which shall, either independently or jointly with the Surviving Corporation, be entitled to enforce such indemnity.

                  (e) Any examination, inspection or audit of the properties, financial condition or other matters of the Company and its business conducted by Parent or Sub prior to the Closing under this Agreement shall in no way limit, affect or impair the ability of Parent and Surviving Corporation to receive indemnification provided for herein for breaches of the representations, warranties, covenants and obligations of the Company set forth in this Agreement, unless the applicable matter has been disclosed to Parent or Sub on the Schedules hereto.

         10.2 Limitations on Indemnification. The maximum aggregate liability of the Major Stockholders for indemnification under this Agreement, apart and exclusive of any loss of escrowed property any such Major Stockholder may suffer pursuant to the operation of the Escrow Agreement, shall be equal to $7.29 multiplied by the number of shares of Parent Common Stock that are delivered to such Major Stockholder by the Escrow Agent; provided, however, that the liability of such Major Stockholders for any breach of any representation or warranty made by such Major Stockholder in Article 4, and for the breach by such Major Stockholder of any covenant or obligation contained herein shall be several, and not joint, with the other Major Stockholders, such that each Major Stockholder shall be liable and shall pay in respect of this agreement to indemnify, only that portion of Losses resulting from any such breaches based on such Major Stockholder's pro rata percentage ownership of the capital stock of Company as follows:


                         Joel Douglas                              30.48%
                         Frank Solomon                             17.24%
                         Satellite Healthcare, Inc.                17.58%
                                                                  --------
                         Total                                     65.30%
                                                                  ========


         10.3 Minimum Aggregate Liability Amount. Parent and the Surviving Corporation agree not to seek recourse against, and shall not be provided indemnification pursuant to the Escrow Agreement or from the Major Stockholders under this Article 10 on account of any Losses until the aggregate amount thereof exceeds $50,000 (the "Stockholder Minimum Aggregate Liability Amount"), at which time claims may be asserted only for amounts in excess of the Stockholder Minimum Liability Amount. Notwithstanding the foregoing, there shall be no Stockholder Minimum Aggregate Liability Amount for, and the Stockholder Minimum Aggregate Liability Amount shall not be charged for or reduced by, any liability, loss damage, injury or claim resulting from the covenants, representations and warranties contained in the provisions of Sections 3.2, 3.7 or 12.1.

         10.4 Survival Period for Indemnification Claims. A claim for indemnification based on the covenants, representations and warranties contained in the provisions of Section 3.2 shall survive for the longest period available under applicable laws and may be made at any time during such periods. Except for such claims, a claim for indemnification hereunder shall be forever barred unless made by notifying the indemnifying party (a) in the case of a claim based upon a tax liability of the Company (including, without limitation, any claim based upon an assertion that any of the previously filed tax returns of the Company are inaccurate or incomplete), within the statutory period of limitations under the applicable tax statute unless such claim is raised by the taxing authority by way of an offset against any claim or suit for refund or is allowed to be assessed after the expiration of the applicable statute of limitations pursuant to a validly executed waiver or extension thereof or pursuant to the mitigation provisions contained in the Code, in which case a claim may be made within one year after such offset or assessment or (b) in all other cases on or before March 31, 2003.

         10.5 Payment of Claims. The Parties hereto agree that during the period in which the Escrow Shares are held in escrow, Parent and the Surviving Corporation shall seek payment for claims pursuant to this Agreement from the Entire Stockholder Consideration held in escrow pursuant to Section 2.3. The parties further agree that, for purposes of satisfying any claims made from the Entire Stockholder Consideration held in escrow, the value of each share of Parent Common Stock shall be deemed to be equal to $7.29.

                                   ARTICLE 11

                               REGISTRATION RIGHTS

         This Article 11 sets forth the registration rights applicable to the Stockholders and Optionees in connection with the Parent Common Stock to be acquired pursuant to the Merger. Terms defined in this Article shall apply only to this Article. To the extent this Article contains any covenants, representations and warranties of any Holder, such covenants, representations and warranties have been made by the Stockholder Representatives, who has been duly authorized to do so, on behalf of such Holder.

         11.1 Definitions.

         As used in this Article, the following terms have the following meanings:

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, or any successor federal statute, and the rules and regulations of the SEC issued under such act, as they each may, from time to time, be amended.

                  "Holders" means holders of Registrable Securities, other than Joel and Heidi Douglas Family Trust, Frank A. Solomon and Joy A Solomon JTWROS, Joel Douglas and Frank Solomon and each of their respective Affiliates, only to the extent that each such holder has agreed in a writing to be bound by the provisions of this Article 11 and has delivered such writing to Parent within sixty (60) days following the Closing and has promptly delivered information as to such holder to Parent as Parent shall reasonably request so as to prepare the Registration Statement.

                  "indemnified party" has the meaning set forth in Section 11.4(c).

                  "indemnifying party" has the meaning set forth in Section 11.4(c).

                  "Other Stockholders" means Persons other than Holders, who, by virtue of agreements with Parent or any of its Affiliates, whether entered into prior to, on, or after the date hereof, are entitled to include securities of Parent in the Registration Statement.

                  "Parent" has the meaning set forth in the preamble and shall also include Parent's successors.

                  "Permitted Interruption" has the meaning set forth in Section 11.5.

                  "Prospectus" means the prospectus included in the Registration Statement, including any preliminary prospectus, and any such prospectus as amended or supplemented by any prospectus supplement, and by all other amendments and supplements to such prospectus, and in each case including all material incorporated by reference therein.

                  "Registrable Securities" means the following percentage of the shares of Parent Common Stock issued to each Holder pursuant to this Agreement upon distribution of the Escrow Shares: (i) during the period beginning on the 182nd day and ending on the 273rd day after the Closing Date, 10% of such shares and (ii) during the period beginning on the 274th day and ending on the 365th day after the Closing Date, an additional 10% of such shares; provided, however, that such percentage shall not carry over from clause (i) to clause (ii), such that if any of the Registrable Securities covered by clause (i) remain unsold at the commencement of the period specified in clause (ii), they may not be sold during such period pursuant to the Registration Statement.

                  "Registration Expenses" means any and all expenses incident to performance of or compliance by Parent with this Article, including without limitation: (i) all SEC or National Association of Securities Dealers, Inc. registration and filing fees, (ii) all fees and expenses incurred by Parent in connection with compliance with state securities or blue sky laws, (iii) all expenses incurred by Parent of preparing, word processing, printing and distributing the Registration Statement, any Prospectus, and any amendments or supplements thereto, (iv) the fees and disbursements of counsel for Parent and
(v) the fees and disbursements of the independent public accountants of Parent, including the expenses of any special audits, but excluding (x) fees and expenses of counsel to the Holders and (y) any brokers commissions or similar fees and transfer taxes relating to the sale or disposition of Registrable Securities by a Holder.

                  "Registration Period" has the meaning set forth in Section
11.2.

                  "Registration Statement" means Parent's "shelf" registration statement that covers the resale, to be made on a continuous basis, of all of the shares of Parent Common Stock that constitute Registrable Securities (and may include other securities of Parent held by Other Stockholders) on an appropriate registration statement form, under Rule 415 under the Securities Act, or any similar rule that may be adopted by the SEC, and all amendments and supplements to such registration statement, including post-effective amendments, in each case including the Prospectus contained therein, all exhibits thereto and all material incorporated by reference therein.

         11.2 Registration Statement.

                  (a) Parent shall prepare and file the Registration Statement with the SEC and shall use commercially reasonable efforts to cause the Registration Statement to be declared effective by the SEC within 182 days of the Closing Date and to remain effective until the earlier of the (i) the 365th day following the Closing Date and (ii) the date on which all Registrable Securities covered by such Registration Statement have been sold (the "Registration Period"). The resale of shares of Registrable Securities pursuant to the Registration Statement shall not be underwritten.

                  (b) Parent shall pay all Registration Expenses in connection with the registration pursuant to this Section 11.2. Each Holder shall pay (i) all brokers commissions or similar fees and transfer taxes, if any, related to sales of Registrable Securities by such Holder and (ii) the fees and expenses of counsel to the Holders, if any, pro rata in proportion to the number of Registrable Securities to be sold by such Holder pursuant to the Registration Statement in relation to all Registrable Securities to be sold pursuant to the Registration Statement.

                  (c) In addition to the Registrable Securities, Parent may include in the Registration Statement securities held by Other Stockholders.

         11.3 Registration Procedures.

                  (a) In connection with the obligations of Parent with respect to the Registration Statement, Parent shall:

                           (i) prepare and file with the SEC the Registration
                  Statement on an appropriate form under the Securities Act, which form (x) shall be selected by Parent and (y) shall be available for the resale of the Registrable Securities by the selling Holders thereof and (z) shall comply as to form in all material respects with the requirements of the applicable form;

                           (ii) prepare and file with the SEC such amendments
                  and post-effective amendments to the Registration Statements as may be necessary to keep the Registration Statement effective for the Registration Period and cause each Prospectus to be supplemented by any required prospectus supplement and cause any supplement to be filed pursuant to Rule 424 under the Securities Act;

                           (iii) furnish to each Holder of Registrable
                  Securities, without charge, as many copies of each Prospectus, including each preliminary Prospectus, and any supplement thereto and such other documents as such Holder may reasonably request, in order to facilitate the public sale or other disposition of the Registrable Securities; and Parent consents to the use of such Prospectus and any amendment or supplement thereto in accordance with applicable law and the terms hereof by each of the selling Holders of Registrable Securities in connection with the offering and sale of the Registrable Securities in accordance with the plan and manner of distribution as described in the Prospectus;

                           (iv) use its reasonable best efforts to register or
                  qualify the Registrable Securities under all applicable state securities or "blue sky" laws of such jurisdictions as any selling Holder of Registrable Securities shall reasonably request in writing by the time the Registration Statement is filed with the SEC, and do any and all other acts and things that may be reasonably necessary or advisable to enable such Holder to consummate the disposition in each such jurisdiction of such Registrable Securities owned by such Holder; provided, however, that Parent shall not be required to (i) qualify as a foreign corporation or as a dealer in securities in any jurisdiction where it would not otherwise be required to qualify but for this Section 11.3(a)(iv), (ii) file any general consent to service of process or (iii) subject itself to taxation in any such jurisdiction if it is not otherwise so subject;

                           (v) promptly notify each Holder of Registrable
                  Securities and, if requested by any such Holder, confirm such advice in writing (i) when the Registration Statement has become effective and when any post-effective amendment thereto has been filed and becomes effective, (ii) of any request by the SEC or any state securities authority for amendments and supplements to the Registration Statement and its Prospectus or for additional information after the Registration Statement has become effective, (iii) of the issuance by the SEC or any state securities authority of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose, or of any notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction or the initiation of any proceeding for such purpose, and in any such case, Parent shall make every reasonable effort to obtain the withdrawal of any order suspending the effectiveness of the Registration Statement and provide immediate notice to each Holder of the withdrawal of any such order;

                           (vi) upon request, furnish to each Holder, without
                  charge, at least one conformed copy of the Registration Statement and any post-effective amendment thereto (without documents incorporated therein by reference or exhibits thereto);

                           (vii) cooperate with the selling Holders to
                  facilitate the timely preparation and delivery of certificates representing Registrable Securities sold and not bearing any restrictive legends and enable such Registrable Securities to be in such denominations and registered in such names as the selling Holders may reasonably request at least three business days prior to the delivery of any Registrable Securities sold under the Registration Statement;

                           (viii) upon the occurrence of any event during the
                  Registration Period that makes any statement made in the Registration Statement or the Prospectus untrue in any material respect or that requires the making of any changes in the Registration Statement or Prospectus so that they will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, Parent shall immediately notify each selling Holder and use its commercially reasonable efforts to prepare and file with the SEC a supplement or post-effective amendment to the respective Registration Statement or the Prospectus or any document incorporated therein by reference or file any other required document so that, as thereafter delivered to the purchasers of the Registrable Securities, such Prospectus will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

                           (ix) make available for inspection by one
                  representative designated by the Holders, at reasonable times and in a reasonable manner, all financial and other records, pertinent documents and properties of Parent, and cause the respective officers, directors and employees of Parent to supply all information reasonably requested by any such representative as shall be necessary to conduct a reasonable investigation within the meaning of the Securities Act; provided, that, for the purpose of such investigation, such representative and the Holders have entered into a confidentiality agreement in a form satisfactory to Parent; and

                           (x) if reasonably requested by any Holder covered by
                  the Registration Statement, promptly incorporate in a Prospectus supplement such information with respect to such Holder as such Holder reasonably requests to be included therein.

                  (b) Parent may require each Holder to furnish to Parent such information regarding the Holder and evidence of its compliance with the terms of this Agreement and applicable laws and regulations as Parent may from time to time reasonably request in writing. Each Holder agrees to distribute Registrable Securities only in the manner described in the Registration Statement, which shall be substantially as set forth in the Plan of Distribution attached as Addendum I. Each Holder represents and warrants that it has not held any position or office or had any other material relationship with Parent (or its predecessors or affiliates) during the three years prior to the date hereof. Each Holder further represents and warrants that the foregoing information is accurate and complete and that the securities to be offered pursuant to the Registration Statement will include only Registrable Securities. Each Holder agrees to promptly notify Parent of any inaccuracies or changes in the information provided to Parent that may occur subsequent to the date hereof at any time while the Registration Statement remains effective. Each Holder authorizes Parent to include such information (without independently verifying the accuracy or completeness thereof) in the Registration Statement and/or other documents prepared or filed in connection therewith or in connection with sales of Registrable Securities thereunder. Each Holder acknowledges that it understands its obligation to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M thereunder (or any successor rules or regulations), in connection with any offering of Registrable Securities pursuant to the Registration Statement. Each Holder agrees that neither it nor any person acting on its behalf will engage in any transaction in violation of such provisions. When Registrable Securities have been transferred pursuant to a Registration Statement, each Holder shall provide notice to Parent specifying the identity of such transferring Holder and the number of shares of Registrable Securities so transferred, and certifying that (i) the prospectus delivery requirements of the Securities Act have been satisfied, (ii) the Holder is named as a "Selling Security Holder" in the applicable Registration Statement, (iii) the aggregate number of shares of Parent Common Stock transferred are not in excess of those listed in the Registration Statement as being offered by such Holder during the period in which those Registrable Securities may be sold, and (iv) the transfer was described in the section captioned "Plan of Distribution" in the Registration Statement.

                  (c) Each Holder agrees to, as expeditiously as possible, (i) notify Parent of the occurrence of any event that makes any statement made in the Registration Statement or Prospectus regarding such Holder untrue in any material respect or that requires the making of any changes in the Registration Statement or Prospectus regarding such Holder so that, in such regard, (A) in the case of the Registration Statement, it will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (B) in the case of the Prospectus, it will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, and (ii) provide Parent with such information as may be required to enable Parent to prepare a supplement or post-effective amendment to the applicable Registration Statement or a supplement to such Prospectus.

                  (d) Each Holder agrees that, upon receipt of any notice from Parent of the happening of any event of the kind described in Section 11.3(a)(viii) hereof, such Holder will forthwith discontinue disposition of Registrable Securities pursuant to the Registration Statement until such Holder's receipt of the copies of the supplemented or amended Prospectus contemplated by Section 11.3(a)(viii) hereof, and, if so directed by Parent, such Holder will deliver to Parent all copies in its possession, other than permanent file copies then in such Holder's possession, of the Prospectus covering such Registrable Securities current at the time of receipt of such notice. Each Holder agrees that in the event it receives any notice from Parent under
         Section 11.3(a)(viii), it will not disclose such fact to any Person.

         11.4 Indemnification and Contribution.

                  (a) Parent agrees to indemnify and hold harmless each Holder whose Registrable Securities are included in the Registration Statement and each Person, if any, who controls such Holder within the meaning of the Securities Act, from and against all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred by such Holder or any such controlling Person in connection with defending or investigating any such action or claim) caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment thereto) pursuant to which Registrable Securities were registered under the Securities Act, including all documents incorporated therein by reference, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or caused by any untrue statement or alleged untrue statement of a material fact contained in any Prospectus (as amended or supplemented if Parent has furnished any amendments or supplements thereto), or caused by any omission or alleged omission to state therein a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information furnished to Parent in writing by any selling Holder or its representatives expressly for use therein; provided that, with respect to any untrue statement or omission or alleged untrue statement or omission made in any preliminary Prospectus, or Prospectus, the indemnity agreement contained in this Section 11.4(a) will not inure to the benefit of any such Person to the extent that any such losses, claims, damages or liabilities of such Person result from the fact that there was not sent or given to any Person who purchased Registrable Securities, at or prior to the written confirmation of the sale of Registrable Securities to such Person, a copy of the Prospectus, as then amended or supplemented (exclusive of material incorporated by reference), if Parent had previously furnished copies thereof to such Person.

                  (b) Each Holder of Registrable Securities included in the Registration Statement agrees, severally and jointly, to indemnify and hold harmless Parent and the other selling Holders and Other Stockholders participating in the Registration Statement, and each of their respective directors, officers who sign the Registration Statement and each Person, if any, who controls Parent and any other selling Holder or Other Stockholder within the meaning of the Securities Act to the same extent as the foregoing indemnity from Parent, but only with respect to information furnished to Parent in writing by such Holder expressly for use in the Registration Statement (or any amendment thereto) or any Prospectus (or any amendment or supplement thereto); provided that, with respect to any untrue statement or omission or alleged untrue statement or omission made in any preliminary Prospectus, or Prospectus, the indemnity agreement contained in this Section 11.4(b) will not inure to the benefit of any such Person to the extent that any such losses, claims, damages or liabilities of such Person result from the fact that there was not sent or given to any Person who purchased Registrable Securities, at or prior to the written confirmation of the sale of Registrable Securities to such Person, a copy of the Prospectus, as then amended or supplemented (exclusive of material incorporated by reference), if Parent or Holder had previously furnished copies thereof to such Person.

                  (c) In case any proceeding (including any governmental investigation) shall be instituted involving any Person in respect of which indemnity may be sought pursuant to either paragraph (a) or paragraph (b) above, such Person (the "indemnified party") shall promptly notify the Person against whom such indemnity may be sought (the "indemnifying party") in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for (a) the fees and expenses of more than one separate firm (in addition to any local counsel) for Parent, its directors, its officers who sign the Registration Statement and each Person, if any, who controls Parent within the meaning of the Securities Act and (b) the fees and expenses of more than one separate firm (in addition to any local counsel) for all Holders and Other Stockholders and all Persons, if any, who control any Holders or Other Stockholders within the meaning of the Securities Act, and that all such fees and expenses shall be reimbursed as they are incurred. In such case involving the Holders and Other Stockholders and such Persons who control Holders and Other Stockholders, such firm shall be designated in writing by the holders of a majority of the Registrable Securities and other shares included in the registration then outstanding. In all other cases, such firm shall be designated by Parent. The indemnifying party shall not be liable for any settlement of any proceeding effected without its prior written consent (which consent shall not be unreasonably withheld) but, if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by the second and third sentences of this paragraph, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 45 days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall have received notice of the terms of such settlement at least 30 days prior to such settlement being entered into, and (iii) such indemnifying party shall not have reimbursed the indemnified party for such fees and expenses of counsel in accordance with such request prior to the date of such settlement. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which such indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement (i) includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding; provided that such unconditional release may be subject to a parallel release of a claimant or plaintiff by such indemnified party from all liability in respect of claims or counterclaims asserted by such indemnified party, and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of any indemnified party; provided, further, that, as to each indemnified party withholding such consent, the maximum amount of the losses, damages or liabilities in respect of which such indemnified party may seek indemnification hereunder with respect to such claim is limited to the amount that the indemnifying party would have paid to or on behalf of such indemnified party had such indemnified party consented to such settlement.

                  (d) If the indemnification provided for in paragraph (a) or paragraph (b) of this Section 11.4 is unavailable to an indemnified party or insufficient in respect of any losses, claims, damages or liabilities, then each indemnifying party under such paragraph, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative fault of the indemnifying party or parties on the one hand and of the indemnified party or parties on the other hand in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of Parent and the Holders and Other Stockholders shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by Parent or by the Holders or Other Stockholders and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Holders' obligations to contribute pursuant to this
         Section 11.4(d) are several in proportion to the aggregate amount of Registrable Securities of such Holder that were registered pursuant to the Registration Statement.

                  (e) Parent and each Holder agree that it would not be just or equitable if contribution pursuant to this Section 11.4 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in paragraph (d) above. The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in paragraph (d) above shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of fraudulent misrepresentation.

                  (f) The indemnity and contribution provisions contained in this Section 11.4 shall remain operative and in full force and effect regardless of (i) any termination of this Article or this Agreement,
         (ii) any investigation made by or on behalf of any Holder or any Person controlling any Holder, or by or on behalf of Parent, its officers or directors or any Person controlling Parent, and (iii) any sale of Registrable Securities pursuant to the Registration Statement.

         11.5 Permitted Interruption. Notwithstanding any other provision of this Agreement, Parent shall not be required to file the Registration Statement, any amendment or post-effective amendment thereto or Prospectus supplement, or to supplement or amend the Registration Statement or otherwise facilitate the resale of Registrable Securities, and Parent shall be free to take or omit to take any other action that would result in the impracticality of any such filing, supplement or amendment, (i) in connection with pending corporate developments, public filings with the SEC and similar events, for a period not to exceed 30 days in any three-month period or an aggregate of 90 days (whether or not consecutive) in any twelve-month period or (ii) in connection with any pending or potential acquisitions, financings or similar transactions, for a period not to exceed 60 days in any three-month period or 90 days (whether or not consecutive) in any twelve-month period (any period described in this
Section 11.5 during which Parent is not required to make such filing, amendment or supplement is herein referred to as a "Permitted Interruption"). If a Permitted Interruption affects the Registration Statement during the Period such Registration Statement remains effective, Parent agrees to notify each of the Holders so affected by a Permitted Interruption as promptly as practicable upon each of the commencement and the termination of each Permitted Interruption. Parent shall not be required in the notice of a Permitted Interruption to disclose the cause for such Permitted Interruption, and each Holder agrees that it will not disclose receipt of a notice of Permitted Interruption to any Person. Each Holder agrees that, upon receipt of any notice from Parent, such Holder will forthwith discontinue disposition of Registrable Securities pursuant to the Registration Statement until such Holder's receipt of Parent's notice as to the termination of the Permitted Interruption. In the event of a Permitted Interruption, the duration of the applicable period in which the Registration Statement is to remain effective, shall be extended by the number of days of such period and, in the event the Permitted Interruption occurs between the 182 and 273 day after the Closing Date, the registration period set forth in (ii) of the definition of "Registrable Securities" will be delayed by the number of says added to the 273rd day.

         11.6 Miscellaneous.

                  (a) Amendments and Waivers. Notwithstanding anything to the contrary in any other Article of this Agreement, this Article may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given unless Parent has obtained the written consent of Holders of at least a majority of the Registrable Securities then outstanding affected by such amendment, modification, supplement, waiver or consent; provided, however, that no amendment, modification, supplement, waiver or consents to any departure from the provisions of Section 11.4 hereof shall be effective as against any Holder unless consented to in writing by such Holder.

                  (b) Successors and Assigns. This Article binds and inures to the benefit of the Holders and Parent and its successors. No Holder may assign any of the rights created by this Agreement.

                  (c) Severability. In the event that any one or more of the provisions contained in this Article, or the application thereof in any circumstance, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby.

         11.7 Registration of Option Shares. Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of the Assumed Options, and, as soon as practicable after the Effective Time, Parent shall file a registration statement on Form S-8 (or other appropriate form) with respect to the shares of Parent Common Stock subject to the Assumed Options, and shall use its best efforts to maintain the effectiveness of such registration statement for so long as any of the Assumed Options remain outstanding.

                                   ARTICLE 12

                                  MISCELLANEOUS

         12.1 Fees and Expenses. Except as otherwise expressly provided in this Agreement, all legal and other fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (the "Deal Expenses") through the Closing Date shall be paid by the Party incurring such Deal Expenses. Deal Expenses of Stockholders shall not be borne by the Company, Parent or Sub, and shall be paid by the Stockholders.

         12.2 Headings. The section headings herein are for convenience of reference only, do not constitute part of this Agreement, and shall not be deemed to limit or otherwise affect any of the provisions hereof.

         12.3 Notices. All notices or other communications required or permitted hereunder shall be given in writing and shall be deemed sufficient if delivered by hand, recognized overnight delivery service or facsimile transmission (provided that any facsimile transmission is also sent to the recipient on the same day by overnight delivery service) or mailed by registered or certified mail, postage prepaid and return receipt requested, as follows:

         If to the Company or the Stockholders before the Closing Date, or the Stockholders after the Closing Date:

                  Sterling Medivations, Inc.
                  180 Ferndale Road South
                  Wayzata, MN  55391
                  Attn:  Frank A. Solomon
                  Phone: (952) 473-7971
                  Fax: (952) 473-4758

                  with a copy to:

                  Dorsey & Whitney LLP
                  50 South Sixth Street
                  Suite 1500
                  Minneapolis, MN 55402-1498
                  Attn:  Kenneth L. Cutler, Esq.
                  Phone: (612) 340-2740
                  Fax: (612) 340-7800

         If to the Stockholder Representatives:

                  Joel Douglas
                  Sterling Medivations, Inc.
                  1090 N. 7th St.
                  San Jose, CA 95112
                  Phone: (408) 297-9473 ext. 0
                  Fax: (408) 297-9474

                  and

                  Marc Branson
                  Satellite Healthcare, Inc.
                  345 Convention Way
                  Redwood City, CA 94063-1402
                  Phone:  (650) 367-9504 ext. 187
                  Fax: (650) 780-4882

         If to Parent or Sub:

                  SpectRx, Inc.
                  6025A Unity Drive
                  Norcross, Georgia
                  Attn:    Mark A. Samuels,
                  Chairman and Chief Executive Officer
                  Phone:  (770) 242-8723
                  Fax:  (770) 242-8639

         with a copy to:

                  Jones, Day, Reavis & Pogue
                  3500 SunTrust Plaza
                  303 Peachtree Street, N.E.
                  Atlanta, Georgia 30308-3242
                  Attn:  John E. Zamer
                  Phone: (404) 521-3939
                  Fax: (404) 581-8330

or such other address as shall be furnished in writing by such Party, and any such notice or communication shall be effective and be deemed to have been given as of the date so delivered or four (4) days after the date so mailed; provided, however, that any notice or communication changing any of the addresses set forth above shall be effective and deemed given only upon its receipt.

         12.4 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure the benefit of the Parties hereto (and with respect to the Major Stockholders, their personal representatives and heirs) and their respective successors and permitted assigns, and the provisions of Article 10 hereof shall inure to the benefit of the indemnified parties referred to therein; provided, however, that neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by any of the Parties hereto without the prior written consent of the other Parties. Notwithstanding the foregoing, Parent and Sub shall have the unrestricted right to assign this Agreement and to delegate all or any part of their obligations hereunder to any Affiliate of Parent, but in such event Parent shall remain fully liable for the performance of all of such obligations in the manner prescribed in this Agreement. The rights and obligations of Parent and Sub under this Agreement shall survive a change-in-control or other sale or merger of Parent, and continue to bind Parent or its successor notwithstanding any such transaction.

         12.5 Entire Agreement. This Agreement (including the Schedules hereto) and the Transaction Documents embody the entire agreement and understanding of the Parties with respect to the transactions contemplated hereby and supersede all prior written or oral commitments, arrangements or understandings between the Parties with respect thereto and all prior drafts of this Agreement and the Transaction Documents. There are no restrictions, agreements, promises, warranties, covenants or undertakings with respect to the transactions contemplated hereby other than those expressly set forth herein or in the Transaction Documents.

         12.6 Waiver and Amendments. The Company, Parent and Sub may by written notice to the other Parties: (a) extend the time for the performance of any of the obligations or other actions of the other Parties; (b) waive any inaccuracies in the representations or warranties of the other Parties contained in this Agreement; (c) waive compliance with any of the covenants of the other Parties contained in this Agreement; (d) waive performance of any of the obligations of the other Parties created under this Agreement; or (e) waive fulfillment of any of the conditions to its own obligations under this Agreement. The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach, whether or not similar. This Agreement may be amended, modified or supplemented only by a written instrument executed by the Parties hereto.

         12.7 Counterparts. This Agreement may be executed in any number of counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

         12.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the laws of any other jurisdiction to apply.

         12.9 Accounting Terms. All accounting terms used herein which are not expressly defined in this Agreement shall have the respective meanings given to them in accordance with GAAP.

         12.10 Schedules. Disclosure of any matter in any Schedule hereto or in the Financial Statements shall be considered as disclosure pursuant to any other provision, subprovision, section or subsection of this Agreement or Schedule to this Agreement.

         12.11 Severability. If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected thereby. To the extent permitted by applicable law, each Party waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

         12.12 Time Is Of the Essence. Time is of the essence for purposes of this Agreement.



                         [SIGNATURES ON FOLLOWING PAGE]

         IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                 STERLING MEDIVATIONS, INC.


                                 By: /s/ Joel S. Douglas
                                     ------------------------------------
                                       Name: Joel S. Douglas
                                             ----------------------------
                                       Title: Chief Executive Officer
                                             ----------------------------

                                 Attest: /s/ Heidi Douglas
                                        ---------------------------------
                                       Name: Heidi Douglas
                                            -----------------------------
                                       Title:
                                             ----------------------------

                                 SPECTRX, INC.


                                 By: /s/ Thomas H. Muller, Jr.
                                     ------------------------------------
                                 Name: Thomas H. Muller, Jr.
                                       ----------------------------------
                                 Title: Executive VP, CFO and Secretary
                                        ---------------------------------
                                 Attest: /s/ William W. Wells, Jr.
                                        ---------------------------------
                                       Name: William W. Wells, Jr.
                                            -----------------------------
                                       Title:
                                             ----------------------------


                                 SM MERGER SUB, INC.


                                 By: /s/ Thomas H. Muller, Jr.
                                     ------------------------------------
                                       Name: Thomas H. Muller, Jr.
                                            -----------------------------
                                       Title: Secretary and Treasurer
                                              ---------------------------

                                 Attest: /s/ William W. Wells, Jr.
                                        ---------------------------------
                                       Name: William W. Wells, Jr.
                                            -----------------------------
                                       Title:
                                             ----------------------------

                                            THE MAJOR STOCKHOLDERS:

                                            Personally and on behalf of the Joel and Heidi
                                            Douglas Family Trust
/s/ Heidi Douglas                           /s/ Joel Douglas
------------------------------------        ---------------------------------
Witness                                     Name: Joel Douglas


                                            Personally and on behalf of Joy A. Solomon
/s/ Joy Solomon                             /s/ Frank Solomon
------------------------------------        ------------------------------------
Witness                                     Name: Frank Solomon


                                            SATELLITE HEALTHCARE, INC.


                                            By: /s/ Marc Branson
------------------------------------            -------------------------------
Witness                                     Name: Mark Branson
                                                  -----------------------------
                                            Title: Vice President
                                                  -----------------------------

                                   ADDENDUM I

                              PLAN OF DISTRIBUTION

         The selling security holders may sell the securities from time to time on any stock exchange or automated interdealer quotation system on which the securities are listed, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. The selling security holders may sell the securities by one or more of the following methods:

         (a) block trades in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         (b) purchases by a broker or dealer as principal and resale by the broker or dealer for its own account;

         (c) ordinary brokerage transactions and transactions in which the broker solicits purchases;

         (d)      privately negotiated transactions;

         (e)      short sales;

         (f)      through option transactions; and

         (g)      any combination of any of these methods of sale.

         The selling security holders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the securities. These brokers, dealers or underwriters may act as principals, or as an agent of a selling security holder. Broker-dealers may agree with a selling security holder to sell a specified number of the securities at a stipulated price per security. If the broker-dealer is unable to sell securities acting as agent for a selling security holder, it may purchase as principal any unsold securities at the stipulated price. Broker-dealers who acquire securities as principals may thereafter resell the securities from time to time in transactions on any stock exchange or automated interdealer quotation system on which the securities are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above.

         To the extent required under the Securities Act of 1933, as amended, the aggregate amount of selling security holders' securities being offered and the terms of the offering, the names of any agents, brokers, or dealers and any applicable commission with respect to a particular offer will be set forth in an accompanying prospectus supplement. Any dealers, brokers or agents participating in the distribution of the securities may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling security holder and/or purchasers of selling security holders' securities, for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions).

         The selling security holders and any brokers, dealers or agents that participate in the distribution of the securities may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the securities sold by them may be deemed to be underwriting discounts and commissions.

         A selling security holder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the securities in the course of hedging the positions they assume with that selling security holder, including, without limitation, in connection with distributions of the securities by those broker-dealers.

         The selling security holders and other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities by the selling security holders and any other person. The anti-manipulation rules under the Securities Exchange Act of 1934, as amended, may apply to sales of securities in the market and to the activities of the selling security holders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

         Parent has agreed to indemnify in certain circumstances the selling security holders against certain liabilities, including liabilities under the Securities Act of 1933, as amended. The selling security holders have agreed to indemnify Parent in certain circumstances against certain liabilities, including liabilities under the Securities Act of 1933, as amended.


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